As filed with the Securities and Exchange Commission on January 26, 2011

Registration No. 333-171200

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TIGER OIL AND ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	1311	20-5936198
(State or other jurisdiction of incorporation or organization)	(Primary standard industrial classification code number)	(IRS employer identification number)

7230 Indian Creek Ln. Ste. 201
     Las Vegas, NV 89149
(702) 839-4029
 (Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Harold P.Gewerter, Esq.
2705 Airport Drive
N. Las Vegas, NV 89032
(702) 382-1714
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Harold P.Gewerter, Esq.
2705 Airport Drive
N. Las Vegas, NV 89032
(702) 382-1714

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Offering Price (2)	Amount of Registration Fee (3)

Selling Shareholders – Common Stock	28,539,699	$0.03	$856,190.97	$61.05
(1) Registration fee has been paid via Fedwire.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c).
(3) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The selling shareholders will sell the common stock being registered in this offering at prevailing market prices or privately negotiated prices.

SUBJECT TO COMPLETION, DATED December 15, 2010.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

TIGER OIL AND ENERGY, INC.

28,539,699 Shares of Common Stock

This prospectus will allow  49 selling shareholders to sell 28,539,699 shares of common stock which proceeds will not be available for use by the company. The securities being registered in this offering are quoted on the OTC Bulletin Board. The selling shareholders will sell the common stock being registered in this offering at prevailing market prices or privately negotiated prices.

	Offering Price per Share (3)	Gross Proceeds to Our Company	Offering Expenses (1) (2)	Net Proceeds to Our Company	Net Proceeds to Selling Shareholders
Per Share (Selling Shareholders)	0.03	0.00	0.00	0.00	0.03
Total	$856,190.97	$0.00	$20,260	$0.00	$856,190.97

(1) Estimated expenses to be paid by the Issuer including payment of any underwriting or placement commissions, discounts or expense.
(2) Selling shareholders shall not pay any expenses of offering their shares. All expenses of this offering shall be borne by the Issuer.
(3) Estimated solely for the purposes of calculating the registration fee. Selling shareholders will sell at prevailing market prices.

Our Independent Registered Public Accounting Firm has raised substantial doubts about our ability to continue as a going concern.

The securities offered in this prospectus involve a high degree of risk. You should consider the risk factors beginning on page 3 before purchasing our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 15, 2010.

TABLE OF CONTENTS

Prospectus Summary	3
Risk Factors	4
Cautionary Note Regarding Forward-Looking Statements	11
Use of Proceeds	12
Capitalization	13
Dilution	13
Market for Common Equity and Related Stockholder Matters	13
Description of Business and Property	13
Management’s Discussion and Analysis of Financial Condition and Results of Operations	20
Our Management	25
Security Ownership of Certain Beneficial Owners and Management	28
Certain Relationships and Related Party Transactions	29
Description of Capital Stock	30
Selling Stockholders	33
Plan of Distribution	34
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	36
Legal Opinion	36
Experts	36
Interests of Named Experts and Counsel	37
Additional Information	37
Report of Independent Registered Public Accounting Firm	F-1
Index to Financial Statements	F-2
Part II – Information Not Required in Prospectus	II-1
Signatures	II-4

Unless otherwise specified, the information in this prospectus is set forth as of December 15, 2010, and we anticipate that changes in our affairs will occur after such date. We have not authorized any person to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If any person gives you any information or makes representations in connection with this offer, do not rely on it as information we have authorized. This prospectus is not an offer to sell our common stock in any state or other jurisdiction to any person to whom it is unlawful to make such offer.

PROSPECTUS SUMMARY

The following summary highlights selected information from this prospectus and may not contain all the information that is important to you. To understand our business and this offering fully, you should read this entire prospectus carefully, including the financial statements and the related notes beginning on page F-1. This prospectus contains forward-looking statements and information relating to Tiger Oil and Energy, Inc. See Cautionary Note Regarding Forward Looking Statements on page 8.

Our Company

The Company was formed on November 8, 1993 and recently closed the acquisition of Jett Rink Oil, LLC. The Company owns interests in two oil and gas leases (Shilo Projects described below) for approximately 50 acres located in Creek County, State of Oklahoma, together with any personal property and lease equipment located thereon.

Business Strategy

The Company’s business strategy is to actively explore and develop the Shilo Projects described below.  Furthermore, the Company’s prominent and coherent management team is constantly seeking out and evaluating new business opportunities.

Our executive offices are located at 7230 Indian Creek Ln. Ste. 20 ,  Las Vegas, NV 89149. Our telephone number is (702) 839-4029.

The Offering

This prospectus covers up to 28,539,699 shares held by selling shareholders to be sold at  prevailing market prices .

.

ABOUT THIS OFFERING

Securities Being Offered	Up 28,539,699 shares of common stock of Tiger Oil and Energy, Inc. to be sold by selling shareholders at market prices or privately negotiated prices.

Initial Offering Price	Up 28,539,699 shares of common stock of Tiger Oil and Energy, Inc. to be sold by selling shareholders at market prices or privately negotiated prices.

Terms of the Offering	The selling shareholders will sell at market prices or privately negotiated prices.

Termination of the Offering	The offering will conclude when the selling shareholder have sold all of the 28,539,699 shares of common stock offered by them.

Risk Factors	An investment in our common stock is highly speculative and involves a high degree of risk. See Risk Factors beginning on page 3.

Shares registered in this prospectus may not be sold until it is declared effective. The common shares offered under this prospectus may not be sold by the selling security holders, except in negotiated transactions with a broker-dealer or market maker as principal or agent, or in privately negotiated transactions not involving a broker or dealer. Information regarding the selling security holders, the common shares they are offering to sell under this prospectus and the times and manner in which they may offer and sell those shares is provided in the sections of this prospectus captioned "Selling Security Holders" and "Plan of Distribution."

RISK FACTORS

An investment in our common stock is highly speculative, involves a high degree of risk, and should be made only by investors who can afford a complete loss. You should carefully consider the following risk factors, together with the other information in this prospectus, including our financial statements and the related notes, before you decide to buy our common stock. If any of the following risks actually occur, our business, financial condition, or results of operations could be materially adversely affected, the trading of our common stock could decline, and you may lose all or part of your investment therein.

Risks Related to our Business and Industry

The duration or severity of the current global economic downturn and disruptions in the financial markets, and their impact on us, are uncertain.

The oil and gas industries generally are highly cyclical, with prices subject to worldwide market forces of supply and demand and other influences.  The recent global economic downturn, coupled with the global financial and credit market disruptions, have had a historic negative impact on the oil and gas industry.  These events have contributed to an unprecedented decline in crude oil and natural gas prices, weak end markets, a sharp drop in demand, increased global inventories, and higher costs of borrowing and/or diminished credit availability.  While we believe that the long-term prospects for oil and gas remain bright, we are unable to predict the duration or severity of the current global economic and financial crisis.  There can be no assurance that any actions we may take in response to further deterioration in economic and financial conditions will be sufficient.  A protracted continuation or worsening of the global economic downturn or disruptions in the financial markets could have a material adverse effect on our business, financial condition or results of operations.

Our limited operating history may not serve as an adequate basis to judge our future prospects and results of operations.

We have a limited operating history in the oil and gas industry. As such, our historical operating results may not provide a meaningful basis for evaluating our business, financial performance and prospects. We may not be able to achieve a similar growth rate in future periods. Accordingly, you should not rely on our results of operations for any prior periods as an indication of our future performance. Our success is significantly dependent on meeting business objectives. Our operations will be subject to all the risks inherent in the establishment of a developing enterprise and the uncertainties arising from the absence of a significant operating history. We may be unable to locate recoverable resources or operate on a profitable basis. If our business plan is not successful, and we are not able to operate profitably, investors may lose some or all of their investment in our company.

We have incurred losses in prior periods and may incur losses in the future.

We have incurred net losses in prior periods. No assurance can be given that we can achieve or sustain profitability on a quarterly or annual basis in the future. Our operations are subject to the risks and competition inherent in the establishment of a business enterprise. There can be no assurance that future operations will be profitable. We may not achieve our business objectives and the failure to achieve such goals would have an adverse impact on us.

If we are unable to obtain additional funding our business operations will be harmed and if we do obtain additional financing our then existing stockholders may suffer substantial dilution.

We will need to obtain additional financing in order to complete our business plan.  Our business plan calls for significant expenses in connection with our exploration activities. Furthermore, if our exploration program is successful in discovering commercially exploitable reserves of valuable resources, we will require additional funds in order to begin commercial production.  Obtaining additional financing will be subject to market conditions, industry trends, investor sentiment and investor acceptance of our business plan and management. These factors may make the timing, amount, terms and conditions of additional financing unattractive or unavailable to us. If we are not successful in achieving financing in the amount necessary to further our operations, implementation of our business plan may fail or be delayed. If we are unsuccessful in obtaining additional financing when we need it, our business may fail before we ever become profitable and our stockholders may lose their entire investment.

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our auditors’ report on our December 31, 2009 financial statements expressed an opinion that the Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern and that the ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable.  These conditions raise substantial doubt about our ability to continue as a going concern.   If we do not obtain additional funds there is the distinct possibility that we will no longer be a going concern and will cease operation which means any persons purchasing shares will loss their entire investment in our Company.

We may not be able to achieve our financial projections which may have an adverse effect on our business objectives and stock price.

The operating and financial information contained in any projected financial data that may have been furnished to investors have been prepared by management of the Company based upon its goals and objectives for the future performance and various assumptions concerning future phenomena.  In addition, the Company’s projected results are dependent on the successful implementation of management’s business and growth strategies and are based on hypothetical assumptions and events over which the Company has only partial or no control.  While management believes that its goals and objectives are reasonable and achievable, no assurance can be given that they will be realized.  The selection of assumptions underlying the projected information required the exercise of judgment by, and represent the opinions and beliefs of, the Company’s management.  Others may have different opinions and beliefs.  In addition, the projections have not been compiled, reviewed or examined by any independent public accountants and were not prepared with a view to public disclosure or compliance with published guidelines of the Securities and Exchange Commission or with the guidelines established by the American Institute of Certified Public Accountants regarding projections.  Moreover, the Company’s projections are subject to uncertainty due to the effects that economic, legislative, political or other changes may have on future events.  Changes in the facts or circumstances underlying such assumptions could materially and adversely affect the projections.  To the extent assumed events do not materialize, actual results may vary substantially from the projected results.  As a result, no assurance can be given that the Company will achieve the operating or financial results set forth in its financial projections and, accordingly, investors are cautioned about placing undue reliance thereon.

Competition in the oil and gas industry is highly competitive and there is no assurance that we will be successful in acquiring viable leases.

The oil and gas industry is intensely competitive.  We compete with numerous individuals and companies, including many major oil and gas companies which have substantially greater technical, financial and operational resources and staffs.  Accordingly, there is a high degree of competition for desirable oil and gas leases, suitable properties for drilling operations and necessary drilling equipment, as well as for access to funds.  We cannot predict if the necessary funds can be raised or that any projected work will be completed.

Oil and gas exploration are highly speculative ventures and it is highly probable that no reserves will be discovered and any funds spent on exploration will be lost.

Drilling for oil and gas involves numerous risks, including the risk that we will not encounter commercially productive oil reservoirs. The wells we drill or participate in may not be productive and we may not recover all or any portion of our investment in those wells. The seismic data and other technologies we use do not allow us to know conclusively prior to drilling a well that crude is present or may be produced economically. The costs of drilling, completing and operating wells are often uncertain, and drilling operations may be curtailed, delayed or canceled as a result of a variety of factors including, but not limited to:

●	unexpected drilling conditions;
●	pressure or irregularities in formations;
●	equipment failures or accidents;
●	mechanical difficulties, such as lost or stuck oil field drilling and service tools;
●	fires, explosions, blowouts and surface cratering;
●	uncontrollable flows of oil and formation water;
●	environmental hazards, such as oil spills, pipeline ruptures and discharges of toxic gases;
●	other adverse weather conditions; and
●	increase in the cost of, or shortages or delays in the availability of, drilling rigs and equipment.

Certain future drilling activities may not be successful and, if unsuccessful, this failure could have an adverse effect on our future results of operations and financial condition. While all drilling, whether developmental or exploratory, involves these risks, exploratory drilling involves greater risks of dry holes or failure to find commercial quantities of hydrocarbons.

Our future operating revenue is dependent upon the performance of our leased properties.

Our future operating revenue depends upon our ability to profitably operate our existing leased properties by drilling and completing wells that produce commercial quantities of oil and gas and our ability to expand our operations through the successful implementation of our plans to explore, acquire and develop additional properties. The successful development of oil and gas properties requires an assessment of potential recoverable reserves, future oil and gas prices, operating costs, potential environmental and other liabilities and other factors.  Such assessments are necessarily inexact.  No assurance can be given that we can produce sufficient revenue to operate our existing properties or acquire additional oil and gas producing properties and leases.  We may not discover or successfully produce any recoverable reserves in the future, or we may not be able to make a profit from the reserves that we may discover.  In the event that we are unable to produce sufficient operating revenue to fund our future operations, we will be forced to seek additional, third-party funding, if such funding can be obtained.  Such options would possibly include debt financing, sale of equity interests in our Company, joint venture arrangements, or the sale of oil and gas interests.  If we are unable to secure such financing on a timely basis, we could be required to delay or scale back our operations.  If such unavailability of funds continued for an extended period of time, this could result in the termination of our operations and the loss of an investor’s entire investment.

The unavailability or high cost of drilling rigs, equipment, supplies, personnel and oil field services could adversely affect our ability to execute our exploration and development plans on a timely basis and within our budget.

Our industry is cyclical and, from time to time, there is a shortage of drilling rigs, equipment, supplies or qualified personnel.  During these periods, the costs and delivery times of rigs, equipment and supplies are substantially greater.  In addition, the demand for, and wage rates of, qualified drilling rig crews rise as the number of active rigs in service increases.  As a result of increasing levels of exploration and production in response to strong prices of oil and natural gas, the demand for oilfield services and equipment has risen, and the costs of these services and equipment are increasing.  If the unavailability or high cost of drilling rigs, equipment, supplies or qualified personnel were particularly severe in areas where we operate, we could be materially and adversely affected.

Market factors in the oil and gas business are out of our control and so we may not be able to profitably sell any reserves that we find.

The potential profitability of oil and gas properties is dependent upon many factors beyond our control.  For instance, world prices and markets for oil and gas are unpredictable, highly volatile, potentially subject to governmental fixing, pegging, controls or any combination of these and other factors, and respond to changes in domestic, international, political, social and economic environments.  Additionally, due to worldwide economic uncertainty, the availability and cost of funds for production and other expenses have become increasingly difficult, if not impossible, to project.  These changes and events may materially affect our future financial performance. These factors cannot be accurately predicted and the combination of these factors may result in our Company not receiving an adequate return on invested capital.

If we are unable to hire and retain key personnel, we may not be able to implement our business plan and our business will fail.

We will compete with other exploration companies in the recruitment and retention of qualified managerial and technical employees.  Our success will be largely dependent upon our ability to hire highly qualified personnel.  This is particularly true in highly technical businesses such as oil or gas exploration. These individuals may be in high demand and we may not be able to attract the staff we need.  In addition, we may not be able to afford the high salaries and fees demanded by qualified personnel, or may lose such employees after they are hired.  If we are unable to hire key personnel when needed, our exploration program may be slowed down or suspended.

We depend on the skill, ability and decisions of third party operators to a significant extent which could have a material effect on our operations.

The success of the drilling, development and production of the properties in which we have or expect to have a working interest is substantially dependent upon the decisions of such third-party operators and their diligence to comply with various laws, rules and regulations affecting such properties.  The failure of any third-party operator to make decisions, perform their services, discharge their obligations, deal with regulatory agencies, and comply with laws, rules and regulations, including environmental laws and regulations in a proper manner with respect to properties in which we have an interest could result in material adverse consequences to our interest in such properties, including substantial penalties and compliance costs.  Such adverse consequences could result in substantial liabilities to us or reduce the value of our properties, which could negatively affect our results of operations.

Our operations involve substantial costs and are subject to various economic risks.

Our operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells.  The cost and length of time necessary to produce any reserves may be such that it will not be economically viable.  In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful.  In addition, the cost and timing of drilling, completing and operating wells is often uncertain.  We also face the risk that the resources located may be less than anticipated, that we will not have sufficient funds to successfully extract such resources, that we will not be able to market the resources due to a lack of a market and that fluctuations in market prices will make development of those leases uneconomical.  This could result in a total loss of our investment.

Title to the properties in which we have an interest may be impaired by title defects.

No assurance can be given that we will not suffer a monetary loss from title defects or title failure.  Additionally, undeveloped acreage has greater risk of title defects than developed acreage.  If there are any title defects or defects in assignment of leasehold rights in properties in which we hold an interest, we will suffer a financial loss.

We are subject to risks arising from the failure to fully identify potential problems related to acquired reserves or to properly estimate those reserves.

Although we perform a review of the acquired properties that we believe is consistent with industry practices, such reviews are inherently incomplete.  It generally is not feasible to review in depth every individual property involved in each acquisition.  Ordinarily, we will focus our review efforts on the higher-value properties and will sample the remainder, and depend on the representations of previous owners.  However, even a detailed review of records and properties may not necessarily reveal existing or potential problems, nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and potential.  Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken.  Even when problems are identified, we often assume certain environmental and other risks and liabilities in connection with acquired properties.  There are numerous uncertainties inherent in estimating quantities of proved oil reserves and actual future production rates and associated costs with respect to acquired properties, and actual results may vary substantially from those assumed in the estimates.

A substantial or extended decline in oil and gas prices may adversely affect our business, financial condition, cash flow, liquidity or results of operations as well as our ability to meet our capital expenditure obligations and financial commitments to implement our business plan.

Any revenues, cash flow, profitability and future rate of growth we achieve will be greatly dependent upon prevailing prices for oil and gas.  Our ability to maintain or increase our borrowing capacity and to obtain additional capital on attractive terms is also expected to be dependent on oil and gas prices.  Historically, oil and gas prices and markets have been volatile and are likely to continue to be volatile in the future.  Prices for oil and gas are subject to potentially wide fluctuations in response to relatively minor changes in supply of and demand for oil and gas, market uncertainty, and a variety of additional factors beyond our control.  Those factors include:

●	the domestic and foreign supply of oil and natural gas;
●	the ability of members of the Organization of Petroleum Exporting Countries and other producing countries to agree upon and maintain oil prices and production levels;
●	political instability, armed conflict or terrorist attacks, whether or not in oil or natural gas producing regions;
●	the level of consumer product demand;
●	the growth of consumer product demand in emerging markets, such as China and India;
●	weather conditions, including hurricanes and other natural occurrences that affect the supply and/or demand of oil and natural gas;
●	domestic and foreign governmental regulations and other actions;
●	the price and availability of alternative fuels;
●	the price of foreign imports;
●	the availability of liquid natural gas imports; and
●	worldwide economic conditions.

These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and natural gas.  Lower oil and natural gas prices may not only decrease our revenues on a per unit basis, but may also reduce the amount of oil we can produce economically, if any.  A substantial or extended decline in oil and natural gas prices may materially affect our future business, financial condition, results of operations, liquidity and borrowing capacity.  While our revenues may increase if prevailing oil and gas prices increase significantly, exploration and production costs and acquisition costs for additional properties and reserves may also increase.

Current and future governmental and environmental regulations could adversely affect our business.

Our business is subject to federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste, unitization and pooling of properties and other matters. These laws and regulations have increased the costs of planning, designing, drilling, installing, operating and abandoning our oil wells and other facilities. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Our operations are also subject to complex environmental laws and regulations adopted by the various jurisdictions in which we have or expect to have operations. We could incur liability to governments or third parties for any unlawful discharge of pollutants into the air, soil or water, including responsibility for remedial costs. We could potentially discharge these materials into the environment in any of the following ways:

●	from a well or drilling equipment at a drill site;
●	from gathering systems, pipelines, transportation facilities and storage tanks;
●	damage to oil wells resulting from accidents during normal operations; and
●	blowouts, cratering and explosions.

Because the requirements imposed by laws and regulations are frequently changed, no assurance can be given that laws and regulations enacted in the future, including changes to existing laws and regulations, will not adversely affect our business. In addition, because we acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage caused by the former operators.

We are subject to new corporate governance and internal control reporting requirements, and our costs related to compliance with, or our failure to comply with existing and future requirements, could adversely affect our business.

We may face new corporate governance requirements under the Sarbanes-Oxley Act of 2002, as well as new rules and regulations subsequently adopted by the Securities and Exchange Commission and the Public Company Accounting Oversight Board. These laws, rules and regulations continue to evolve and may become increasingly stringent in the future.  We are required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”).  We strive to continuously evaluate and improve our control structure to help ensure that we comply with Section 404 of the Sarbanes-Oxley Act.  The financial cost of compliance with these laws, rules and regulations is expected to remain substantial. No assurance can be given that we will be able to fully comply with these laws, rules and regulations that address corporate governance, internal control reporting and similar matters.  Failure to comply with these laws, rules and regulations could materially adversely affect our reputation, financial condition and the value of our securities.

Risks Related to an Investment in Our Securities

Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the Securities and Exchange Commission’s penny stock regulations which may limit a stockholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.  The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the Securities and Exchange Commission which provides information about penny stocks and the nature and level of risks in the penny stock market.  The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our Common Stock.

FINRA sales practice requirements may also limit a stockholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our Common Stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our Common Stock.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our Common Stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

Shares of our Common Stock are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

Shares of our Common Stock are currently traded, but currently with low volume, based on quotations on the “Over-the-Counter Bulletin Board”, meaning that the number of persons interested in purchasing shares of our Common Stock at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more viable.  As a consequence, there may be periods of several days or more when trading activity in shares of our Common Stock is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  No assurance can be given that a broader or more active public trading market for our Common Stock will develop or be sustained, or that trading levels will be sustained.

Even if an investor finds a broker willing to effect a transaction in our securities, the combination of brokerage commissions, state transfer taxes, if any, and any other selling costs may exceed the selling price.  Furthermore, our stock price may be impacted by factors that are unrelated or disproportionate to our operating performance.  These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price and liquidity of our Common Stock.

Stockholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.  The occurrence of these patterns or practices could increase the future volatility of our share price.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision eliminating the personal liability of our directors to our company and stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer, provided, except for acts of omissions which involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.  Further, our Bylaws provide that our directors and officers who are made party to, or threatened to be made a party to, or are otherwise involved in any proceeding by reason that he or she is a director or officer, shall be indemnified and held harmless by us for actions taken by such directors and officers, and for omissions, to the fullest extent permitted by Nevada law.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our Company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends affecting the financial condition of our business. These forward-looking statements are subject to a number of risks, uncertainties and assumptions, including, among other things:

Factors that might cause these differences include the following:

●	the ability to successfully complete development and commercialization of sites and our company’s expectations regarding market growth;
●	changes in existing and potential relationships with collaborative partners;
●	the ability to retain certain members of management;
●	our expectations regarding general and administrative expenses;
●	our expectations regarding cash balances, capital requirements, anticipated revenue and expenses, including infrastructure expenses; and
●	other factors detailed from time to time in filings with the SEC.

In addition, in this prospectus, we use words such as “anticipate,” “believe,” “plan,” “expect,” “future,” “intend,” and similar expressions to identify forward-looking statements.

We undertake no obligation to update publicly or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this prospectus. In light of these risks and uncertainties, the forward-looking events and circumstances discussed in this prospectus may not occur and actual results could differ materially from those anticipated or implied in the forward-looking statements.

USE OF PROCEEDS

The Company will receive no proceeds from the sales as a result of this registration.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009 and September 30, 2010 as follows:

	September 30,	December 31
	2010	2009
Current liabilities	$246,249	$631,491

Stockholder’s deficit:
Preferred stock	42	42
Common stock	34,118	34,118
Additional paid-in capital	3,137,547	2,639,115
Accumulated deficit	(3,089,565)	(2,966,886)
Total stockholders’ (deficit)	82,142	(293,611)

Total capitalization	$328,391	$337,880

DILUTION

As there are no new shares being issued in this offering, there is no dilution as a result of the offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock is currently traded on the OTC:BB. We cannot assure that any market for the shares will be sustained.

We have not paid any dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the growth of our business. We cannot assure you that we will ever pay cash dividends. Whether we pay cash dividends in the future will be at the discretion of our Board of Directors and will depend upon our financial condition, results of operations, capital requirements and any other factors that the Board of Directors decides are relevant. See Management’s Discussion and Analysis of Financial Condition and Results of Operations.

As of December 02, 2010, the Company has one hundred and five (105) shareholders who hold 100% of its issued and outstanding common stock.

DESCRIPTION OF BUSINESS AND PROPERTY

Background

The Company has recently consummated a voluntary share exchange transaction between the Company on one hand and Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, on the other hand, pursuant to which the Company has acquired from Bill Herndon all of the membership interest in Jett Rink in exchange for approximately 10,000,000 shares of the Company’s Common Stock and Jett Rink has become a wholly-owned subsidiary of the Company.

Corporate Overview

The “Company,” and “TGRO” refer to Tiger Oil and Energy, Inc., a Nevada corporation (formerly UTEC, Inc.) and Jett Rink Oil LLC, which became a wholly owned subsidiary October 29, 2010 after the closing of the voluntary share exchange transaction.  Jett Rink had interests in two oil and gas wells (Shilo Projects) for approximately 50 acres located in Creek County, State of Oklahoma, together with any personal property and lease equipment located thereon.  These became the property of TGRO upon closing of the share exchange agreement.

Black Hawk Exploration (BHWX), an independent oil and gas exploration company, is a joint venture partner with TGRO in future oil and gas development in Cowley County, Kansas on 2500 acres leased to BHWX. Tiger Oil and Gas LLC is an independent oil and gas operator and land acquisition company that has a common director with TGRO, Bill Herndon, who will act as operator of wells developed on the 2500 acre oil and gas leases owned by BHWX.

Additionally, on October 29, 2010  the Company entered into an agreement by and between  BLACK HAWK EXPLORATION a Nevada Corporation (herein “BHWX”), and TIGER OIL & GAS, LLC, a Kansas limited liability company (herein “Tiger LLC”).  In the agreement BHWX purchased oil and gas leases within Cowley County (the “Prospect Area”), Kansas geographic area and we agreed to participate in the development and exploration of oil and gas leases located on the Prospect Area.

BHWX purchased the  oil and gas leases covering approximately 2,553 gross acres of land in Cowley County, Kansas, and, the three companies agreed to jointly acquire, own, sell, explore, develop, and operate oil and gas leases within the Prospect Area.  BHWX owns 100% of the leases within the Prospect Area and has an undivided eighty-one and one-half percent (81.5%) working interest in and to the oil and gas leases in the Prospect Area. Any other oil and gas leases acquired by Tiger LLC within the Prospect Area in excess of 2,073 net mineral acres shall be sold to BHWX and our Company (“the Purchasers”) not to exceed $73.81 per acre acquisition cost.

Tiger LLC shall be the Operator of the oil and gas leases within the Prospect Area pursuant to an AAPL Form 610-1989 Model Form Operating Agreement (the “JOA”) which shall be executed by the BHWX Tiger LLC and our Company. BHWX paid our company a $40,000 commission for negotiating acquisition costs associated with the above referenced lease in Cowley County, Kansas.

The lease acquisition includes 100% interest free and clear in one shut-in oil/gas well, the #1 Baker, located on the Keith Baker lease. TGRO (our Company) can earn an 80% net revenue in 10 wells drilled in the oil and gas leases referenced above, after a new exploratory drill program, designated New Well #2, investment of $400,000 by TGRO. By investing $400,000 in any drill program in the Prospect Area, TGRO will earn a 40% working interest in the # 1 Baker well. BHWX has the option to invest in each additional new well drilled by TGRO, the cost associated with this is based on an authority for expenditure (AFE) estimated at $400,000 per new well. BHWX can take up to a additional 30% working interest in each well drilled by TGRO in the above referenced leases, BHWX total investment not to exceed $120,000 per well. If BHWX elects to drill a new well within the above referenced acreage TGRO has the option to take a 50% working interest by depositing $120,000 with BHWX 10 days prior to drilling and an additional $60,000, 10 days prior to completion of the well. TGRO has an option to participate and earn a 40% net revenue interest on any well BHWX reworks on the Prospect Area by depositing $50,000 per well prior to drilling and an additional sum equal to 50% of  the total costs, 5 days prior to estimated completion or abandonment of the well. Any funds not expensed will be returned to TGRO with-in 10 days of final statement.

BHWX has agreed to bear and pay for 100% of the approved costs and expenses incurred by Tiger LLC in connection with the re-work of #1 Baker and test and equip, if needed, a Salt Water Distribution Well (SWDW) located within the leased acreage. As referenced above TGRO will be responsible for paying 100% of the  well #2 drilling and completion if successful, if not successful TGRO will be responsible to pay for plugging of the proposed well.  The purchasers will have the option to participate in additional acreage positions located in Cowley County by paying their proportionate share of all new acquisition costs, which is to be conducted on leases within Cowley County. All other costs incurred in connection with the exploration, development and operation of the oil and gas leases within the Prospect Area shall be borne and paid in accordance with the JOA and the respective interests of the parties in the leases.

Business Strategy

The Company’s business strategy is to actively explore and develop numerous oil projects in Kansas, Oklahoma and Montana, other additional projects described below and to participate in the development of the 10 oil wells drilled in the oil and gas leases referenced above.
Furthermore, the Company’s prominent and coherent management team is constantly seeking out and evaluating new business opportunities.

SHILO PROJECTS

The Company owns a 7.5% working interest in Shilo #1 with 80% net revenue interest, in the gas and oil lease described as The N/2 NE/4 of Section 17, Township 16N, Range 10E, containing 40 acres more or less, located in Creek County, State of Oklahoma.  The Company also owns a 11.5% working interest with 80% net revenue interest, in the gas and oil lease described as The SW/4 NW/4 NE/4 of Section 17, Township 16N, Range 10E, containing 10 acres more or less, located in Creek County, State of Oklohoma (the “Shilo #2”).

On June 10, 2010, the Company obtained a valuation report for each of the two leases from Richard F. Mooney, a petroleum geologist/geophysicist, based on reported well data and available production history (the “Reports”).  The following is a discussion of the Reports with respect to such leases.

Two wells were drilled in 2006, the Shilo #1, NE/4 SW/4 NE/4 NE/4 and the Shilo #2, SE/4 SW/4 NW/4 NE/4.  The wells were drilled by a now defunct operator, Mr. Dempsey Todd Shelton, of Tulsa.  The Shilo #1 originally produced 550 MCFG/D w/no water from a 10 foot Dutcher section (2940’ ─ 2950’).  From June, 2007 through November, 2009, (the available production history of the well) this well produced a cumulative 61,087 MCFG at an average monthly rate of 2068 MCFG/month and 374 BO.  Logs were not available for this well, but pertinent reservoir characteristics are well known.  Dutcher sands typically have porosities of 15 ─ 25%.  Although the well made no water, a water saturation of 25% was assumed (again, the values for this reservoir average 14 ─ 33% in producing sands).  Allowing for a 10 acre drainage, this reservoir volumetrics calculates to 588,060 cubic feet of available reservoir.  This translates to a 104,738 barrel capacity, or 1,047,380 MCFG capacity.  Deducting the gas already produced leaves a volume of 986,287 MCFG in place.  Industry standard is a 33% primary recovery rate, leaving 284,542 MCFG available for primary recovery.  If $3/MCFG is assumed (gas is presently @ $4/MCFG), this represents a potential of $853,627 revenue for a net 100% revenue interest, or @ $85,363 for a 10% revenue interest.  Initial reservoir shut-in pressure was 875 psi (11/64 choke).  The reservoir was perf’d and given a light acid job, but not frac’d.  Historically, the production went from a high of 3,361 MCFG/M in January, 2008, and tapered off in late 2009 to a low of 625 MCFG/M in November, 2009.  This probably is more representative of the quality of the operator than reservoir quality.  This well, with a light frac and acid job and an ongoing program of pressure maintenance will potentially resume the volume of production formerly seen.

The Shilo #2 produced from the Bartlesville sand at 2410’ ─ 2414’.  Initial production was 55MCFG + 2 BO + ¼ BW per day.  Initial shut-in pressure was reported @ 800 psi and the reservoir flow via a 16/64 choke.  No production history is available for this well, but applying volumetric analysis as above (porosity is assumed @ 15% and water saturation @ 33%), then a reservoir volume of 175,111 cubic feet of volume is estimated in 10 acres.  This translates to a volumetric equivalent of 31,189 barrels.  The gas to oil ratio is roughly 27:1 and the gas equivalent is 5.5 barrels.  This means original oil in place would be 10,292 barrel - equivalent by primary recovery, or about 9,924 MCFG and 368 BO from this reservoir.  This represents a potential 100% revenue interest of $29,772 for gas and $22,080 for oil. A 10% revenue interest would be $2,977 and $2,208, respectively.  This well also was perf’d and acidized, but not frac’d.  A light frac and follow-up acid job may increase potential production.

Oklahoma Corporation Commission Orders # 523196 (Bartlesville) and #30640 (Dutcher) place spacing at 40 acres on this acreage.  This would increase drainage area potential by a factor of 4 to the above calculations, increasing potential of a 10% revenue interest in the Shilo #1 to $341,452 and the Shilo #2 to a potential of $20,740.  Actual value of the leases will be increased by the equipment remaining in place on the lease.

Industry

Natural gas and oil prices are highly volatile.  Our revenue, profitability, cash flow, oil and natural gas reserves value, future growth, and ability to borrow funds or obtain additional capital, as well as the carrying value of our properties, are substantially dependent on prevailing prices of natural gas and oil. Historically, the markets for natural gas and oil have been volatile, and those markets are likely to continue to be volatile in the future. It is impossible to predict future natural gas and oil price movements with certainty. Prices for natural gas and oil are subject to wide fluctuations in response to relatively minor changes in the supply of and demand for natural gas and oil, market uncertainty, and a variety of additional factors beyond our control.  Declines in natural gas and oil prices may materially adversely affect our financial condition, liquidity, and ability to finance planned capital expenditures and results of operations and may reduce the amount of oil and natural gas that we can produce economically.

Competition

Competition in the oil and natural gas industry is intense and some of our competitors have greater financial, technological and other resources than we have.  We operate in the highly competitive areas of oil and natural gas exploitation, exploration, development and production.  The oil and natural gas industry is characterized by rapid and significant technological advancements and introductions of new products and services using new technologies.  We face intense competition from independent, technology-driven companies as well as from both major and other independent oil and natural gas companies in each of the following areas:

●	Seeking to acquire desirable producing properties of new leases for future exploration;
●	Marketing our oil and natural gas production;
●	Integrating new technologies; and
●	Seeking to acquire the equipment and expertise necessary to develop and operate our properties.

Some of our competitors are fully integrated oil companies and may be able to pay more for development, prospects and productive oil and natural gas properties and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than our financial or human resources permit.  Further, the companies may enjoy technological advantages and may be able to implement new technologies more rapidly than we can.  Our ability to acquire, develop and exploit oil and natural gas properties will depend on our ability to successfully conduct operations, implement advanced technologies, evaluate and select suitable properties and consummate transactions in this highly competitive environment.

Our inability to secure capital to fund current exploration, and possible future production capacity, would establish a competitive cost disadvantage in the marketplace, which would have a material adverse effect on our operations and potential profitability.

Government Controls and Regulations

Our oil and gas exploration and future production operations are subject to various federal, state, and local laws and regulations governing prospecting, exploration, development, production, labor standards, occupational health and safety, control of toxic substances and emissions into the environment, storage and disposition of hazardous wastes and other matters involving environmental protection and employment.  United States environmental protection laws address the maintenance of air and water quality standards, the preservation of threatened and endangered species of wildlife and vegetation, the preservation of certain archaeological sites, reclamation, and limitations on the generation, transportation, storage, and disposal of solid and hazardous wastes, among other things.  Such laws and regulations increase the costs of these activities and may prevent or delay the commencement or continuation of a given operation. There can be no assurance that all the required permits and governmental approvals necessary for any oil and gas exploration project with which we may be associated can be obtained on a timely basis, or maintained.  Delays in obtaining or failure to obtain government permits and approvals may adversely impact our operations.  The regulatory environment in which we operate could change in ways that would substantially increase costs to achieve compliance.  In addition, significant changes in regulation could have a material adverse effect on our operations or financial position.

Regulation of production

The production of oil and natural gas is subject to regulation under a wide range of local, state and federal statutes, rules, orders and regulations. Federal, state and local statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. Such regulations govern conservation matters, including provisions for the unitization or pooling of oil and natural gas properties, the establishment of maximum allowable rates of production from oil and natural gas wells, the regulation of well spacing, and plugging and abandonment of wells. The effect of these regulations is to limit the amount of oil and natural gas that we can produce from our wells and to limit the number of wells or the locations at which we can drill, although we can apply for exceptions to such regulations or to have reductions in well spacing. Moreover, each state generally imposes a production or severance tax with respect to the production and sale of oil, natural gas and natural gas liquids within its jurisdiction.

The failure to comply with these rules and regulations can result in substantial penalties. Our competitors in the oil and natural gas industry are subject to the same regulatory requirements and restrictions that affect our operations.

Environmental, health and safety regulation

Our operations are subject to stringent and complex federal, state, local and provincial laws and regulations governing environmental protection, health and safety, including the discharge of materials into the environment. These laws and regulations may, among other things:

●	require the acquisition of various permits before drilling commences;
●
restrict the types, quantities and concentration of various substances that can be released into the environment in connection with oil and natural gas drilling, production and transportation activities;

●	limit or prohibit drilling activities on certain lands lying within wilderness, wetlands and other protected areas; and
●	require remedial measures to mitigate pollution from former and ongoing operations, such as requirements to close pits and plug abandoned wells.

These laws and regulations may also restrict the rate of oil and natural gas production below the rate that would otherwise be possible. The regulatory burden on the oil and gas industry increases the cost of doing business in the industry and consequently affects profitability. Additionally, Congress and federal and state agencies frequently revise environmental, health and safety laws and regulations, and any changes that result in more stringent and costly waste handling, disposal and cleanup requirements for the oil and gas industry could have a significant impact on our operating costs.

The following is a summary of some of the material existing environmental, health and safety laws and regulations to which our business operations are subject.

Waste handling.

The Resource Conservation and Recovery Act, or “RCRA”, and comparable state statutes, regulate the generation, transportation, treatment, storage, disposal and cleanup of hazardous and non-hazardous wastes. Under the auspices of the federal Environmental Protection Agency, or “EPA”, the individual states administer some or all of the provisions of RCRA, sometimes in conjunction with their own, more stringent requirements. Drilling fluids, produced waters and most of the other wastes associated with the exploration, development and production of crude oil or natural gas are currently regulated under RCRA’s non-hazardous waste provisions. However, it is possible that certain oil and natural gas exploration and production wastes now classified as non-hazardous could be classified as hazardous wastes in the future. Any such change could result in an increase in our costs to manage and dispose of wastes, which could have a material adverse effect on our results of operations and financial position.

Comprehensive Environmental Response, Compensation and Liability Act.

The Comprehensive Environmental Response, Compensation and Liability Act, or “CERCLA”, also known as the Superfund law, imposes joint and several liability, without regard to fault or legality of conduct, in connection with the release of a hazardous substance into the environment. Persons potentially liable under CERCLA include the current or former owner or operator of the site where the release occurred and anyone who disposed or arranged for the disposal of a hazardous substance to the site where the release occurred. Under CERCLA, such persons may be subject to joint and several liabilities for the costs of cleaning up the hazardous substances that have been released into the environment, damages to natural resources and the costs of certain health studies. In addition, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the hazardous substances released into the environment.

We lease, and may in the future operate, numerous properties that have been used for oil and natural gas exploitation and production for many years. Hazardous substances may have been released on, at or under the properties owned, leased or operated by us, or on, at or under other locations, including off-site locations, where such substances have been taken for disposal. In addition, some of our properties have been or are operated by third parties or by previous owners or operators whose handling, treatment and disposal of hazardous substances were not under our control. These properties and the substances disposed or released on, at or under them may be subject to CERCLA, RCRA and analogous state laws. In certain circumstances, we could be responsible for the removal of previously disposed substances and wastes, remediate contaminated property or perform remedial plugging or pit closure operations to prevent future contamination. In addition, federal and state trustees can also seek substantial compensation for damages to natural resources resulting from spills or releases.

Water discharges.

The Federal Water Pollution Control Act, or the “Clean Water Act”, and analogous state laws, impose restrictions and strict controls with respect to the discharge of pollutants, including oil and other substances generated by our operations, into waters of the United States or state waters. Under these laws, the discharge of pollutants into regulated waters is prohibited except in accordance with the terms of a permit issued by EPA or an analogous state agency. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with discharge permits or other requirements of the Clean Water Act and analogous state laws and regulations.

The Safe Drinking Water Act, or “SDWA”, and analogous state laws impose requirements relating to underground injection activities. Under these laws, the EPA and state environmental agencies have adopted regulations relating to permitting, testing, monitoring, record keeping and reporting of injection well activities, as well as prohibitions against the migration of injected fluids into underground sources of drinking water.

Air emission.

The Federal Clean Air Act and comparable state laws regulate emissions of various air pollutants through air emissions permitting programs and the imposition of other requirements. In addition, EPA and certain states have developed and continue to develop stringent regulations governing emissions of toxic air pollutants at specified sources. Federal and state regulatory agencies can impose administrative, civil and criminal penalties for non-compliance with air permits or other requirements of the Federal Clean Air Act and analogous state laws and regulations.

The Kyoto Protocol to the United Nations Framework Convention on Climate Change became effective in February 2005. Under the Protocol, participating nations are required to implement programs to reduce emissions of certain gases, generally referred to as greenhouse gases that are suspected of contributing to global warming. The United States is not currently a participant in the Protocol, and Congress has not acted upon recent proposed legislation directed at reducing greenhouse gas emissions. However, there has been support in various regions of the country for legislation that requires reductions in greenhouse gas emissions, and some states have already adopted legislation addressing greenhouse gas emissions from various sources, primarily power plants. The oil and natural gas industry is a direct source of certain greenhouse gas emissions, namely carbon dioxide and methane, and future restrictions on such emissions could impact our future operations.

Health safety and disclosure regulation.

We are subject to the requirements of the federal Occupational Safety and Health Act, or “OSHA” and comparable state statutes. The OSHA hazard communication standard, the Emergency Planning and Community Right to Know Act and similar state statutes require that we organize and/or disclose information about hazardous materials stored, used or produced in our operations.

We expect to incur capital and other expenditures related to environmental compliance. Although we believe that our compliance with existing requirements will not have a material adverse impact on our financial condition and results of operations, no assurance can be given that the passage of more stringent laws or regulations in the future will not have a negative impact on our financial position or results of operation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with (i) our audited financial statements as of September 30, 2009 that appear elsewhere in this registration statement. This registration statement contains certain forward-looking statements and our future operating results could differ materially from those discussed herein. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. We disclaim any obligation to update any such factors or to announce publicly the results of any revisions of the forward -looking statements contained herein to reflect future events or developments. For information regarding risk factors that could have a material adverse effect on our business, refer to the Risk Factors section of this prospectus beginning on page 6.

Going Concern

The future of our company is dependent upon its ability to obtain financing and upon future profitable operations from the sale of products and services through our websites. Management has plans to seek additional capital through a private placement and public offering of its common stock, if necessary. Our auditors have expressed a going concern opinion because uncertainties raise doubts about the Issuers ability to continue as a going concern.

Plan of Operation

Background

The Company has recently consummated a voluntary share exchange transaction between the Company on one hand and Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, on the other hand, pursuant to which the Company has acquired from Bill Herndon all of the membership interest in Jett Rink in exchange for approximately 10,000,000 shares of the Company’s Common Stock and Jett Rink has become a wholly-owned subsidiary of the Company.

Corporate Overview

Unless otherwise indicated, in this Memorandum, references to “we,” “our,” “us,” the “Company,” “TGRO” refer to Tiger Oil and Energy, Inc., a Nevada corporation (formerly UTEC, Inc.) and Jett Rink which became a wholly owned subsidiary October 29, 2010 after the closing of the voluntary share exchange transaction described above..  The Company intends to focus on the exploration, development and production of oil and gas in the United States.

The Company owns interests in two oil and gas wells (Shilo Projects described below) for approximately 50 acres located in Creek County, State of Oklahoma, together with any personal property and lease equipment located thereon.

Business Strategy

The Company’s business strategy is to actively explore and develop numerous projects in Kansas, Oklahoma, and Montana including the Shilo Projects described below.  Furthermore, the Company’s prominent and coherent management team is constantly seeking out and evaluating new business opportunities.

Additionally the Company intends to participate in the oil and gas leases acquired by Black Hawk Exploration (“BHWX”) covering approximately 2,553 gross acres of land in Cowley County, Kansas, and, with BWHWX and Tiger Oil and Gas LLC (“Tiger LLC”) , agreed to jointly acquire, own, sell, explore, develop, and operate oil and gas leases within the Cowly County KS (“ the Prospect Area”).  BHWX owns 100% of the leases within the Prospect Area and has an undivided eighty-one and one-half percent (81.5%) working interest in and to the oil and gas leases in the Prospect Area. Any other oil and gas leases acquired by Tiger LLC within the Prospect Area in excess of 2,073 net mineral acres shall be sold to BHWX and our Company (“the Purchasers”) not to exceed $73.81 per acre acquisition cost.

Tiger LLC shall be the Operator of the oil and gas leases within the Prospect Area pursuant to an AAPL Form 610-1989 Model Form Operating Agreement (the “JOA”) which shall be executed by the BHWX Tiger LLC and our Company. BHWX will pay our company a $40,000 commission for negotiating acquisition costs associated with the above referenced lease in Cowley County, Kansas.

The lease acquisition includes 100% interest free and clear in one shut-in oil/gas well, the #1 Baker, located on the Keith Baker lease. TGRO (our Company) can earn an 80% net revenue in 10 wells drilled in the oil and gas leases referenced above, after a new exploratory drill program, designated New Well #2, investment of $400,000 by TGRO. By investing $400,000 in any drill program in the Prospect Area, TGRO will earn a 40% working interest in the # 1 Baker well. BHWX has the option to invest in each additional new well drilled by TGRO, the cost associated with this is based on an authority for expenditure (AFE) estimated at $400,000 per new well. BHWX can take up to a additional 30% working interest in each well drilled by TGRO in the above referenced leases, BHWX total investment not to exceed $120,000 per well. If BHWX elects to drill a new well within the above referenced acreage TGRO has the option to take a 50% working interest by depositing $120,000 with BHWX 10 days prior to drilling and an additional $60,000, 10 days prior to completion of the well. TGRO has an option to participate and earn a 40% net revenue interest on any well BHWX reworks on the Prospect Area by depositing $50,000 per well prior to drilling and an additional sum equal to 50% of  the total costs, 5 days prior to estimated completion or abandonment of the well. Any funds not expensed will be returned to TGRO with-in 10 days of final statement.  I

BHWX has agreed to bear and pay for 100% of the approved costs and expenses incurred by Tiger LLC in connection with the re-work of #1 Baker and test and equip, if needed, a Salt Water Distribution Well (SWDW) located within the leased acreage. As referenced above TGRO will be responsible for paying 100% of the  well #2 drilling and completion if successful, if not successful TGRO will be responsible to pay for plugging of the proposed well.  The purchasers will have the option to participate in additional acreage positions located in Cowley County by paying their proportionate share of all new acquisition costs, which is to be conducted on leases within Cowley County. All other costs incurred in connection with the exploration, development and operation of the oil and gas leases within the Prospect Area shall be borne and paid in accordance with the JOA and the respective interests of the parties in the leases.

Liquidity and Capital Resources

As of September 30, 2010, we had $378 in current assets, consisting of $378 in cash, compared to $9,453 in current assets at December 31, 2009, which consisted of cash of $9,453.  Current liabilities at September 30, 2010, totaled $246,249 compared to $631,491 at December 31, 2009.  The current liabilities at September 30, 2010 consisted of accounts payable and accrued expenses of $122,445, accounts payable to related parties in the amount of $99,666, loans payable of $15,240 and a derivative liability of $8,898.  At December 31, 2009 the current liabilities consisted of accounts payable and accrued expenses of $350,716, accrued salaries of $200,000, accounts payable to related parties in the amount of $80,535, and loans payable of $240.

We have no material commitments for the next twelve months, aside from salaries and rent on our primary office space. We will however require additional capital to meet our liquidity needs. Currently, the Company has determined that its anticipated monthly cash flow needs should not exceed of $20,000 per month for the first 6 months of 2011. Expenses are expected to increase in the second half of 2011 due to a projected need to increase personnel.

Results of Operations for the Nine Months Ended September 30, 2010 and 2009

Revenues

Revenues from continuing operations for the three and nine-month periods ended September 30, 2010 and 2009 were $-0.  The Company divested all assets that generated revenue in the second quarter of 2009 as part of the sale of the legacy business.  These operations are classified as discontinued in the Company’s financial statements.

Expenses

Expenses from continuing operations for the nine month period ended September 30, 2010 and 2009 were $122,679 and $246,222.  The majority of the remaining expenses are composed of $83,333 and $100,000 in compensation to officers of the Company for the nine months ended September 30, 2010 and 2009, respectively.

Discontinued Operations

In April 2009, the Company sold its commercial explosives development, analysis, testing and manufacturing business (“Legacy Business”) in a non-cash transaction to a related party in exchange for stock in the Company totaling 22,500,000 shares.  The stock was cancelled in July of 2009.

A breakdown of the loss associated with the discontinued is presented in the table below.

	Nine Months Ended September 30, 2010	Nine Months Ended September 30, 2009
Income	-	1,039,595
Cost of Goods Sold	-	353,544
Operating expenses	-	376,402
Net Operating Income (Loss)	-	309,649
Loss on disposal of assets	-	-
Tax benefit at 34%	-	-
Net income (loss)	-	309,649

Results of Operations for the Years Ended December 31, 2009 and 2008

Revenues

Revenues from continuing operations for the year ended December 31, 2009 were $-0.  The Company divested all assets that generated revenue in the period ended June 30, 2009 as part of the sale of the legacy business.

Expenses

Expenses from continuing operations for the year ended December 31, 2009 and 2008 were $1,021,592 and $3,462.  The majority of the remaining expenses are composed of $601,250 and $-0- in compensation to officers of the Company for the years ended December 31, 2009 and 2008, respectively.  The Company also recorded a one-time write-down of its intangible assets of $121,242 during the year ended December 31, 2009.

Discontinued Operations

In April 2009, the Company sold its commercial explosives development, analysis, testing and manufacturing business (“Legacy Business”) in a non-cash transaction to a related party in exchange for stock in the Company totaling 22,500,000 shares.  The stock was cancelled in July of 2009.

A breakdown of the loss associated with the discontinued is presented in the table below.

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Income	$1,039,595	$2,237,601
Cost of Goods Sold	353,544	563,780
Operating expenses	376,401	1,875,269
Net Operating Income (Loss)	309,650	(201,448)
Loss on disposal of assets	(1,730,742)	-
Net loss	$(1,421,092)	$(201,448)

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements that have, or are reasonably likely to have, a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management's estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

Cash and Cash Equivalents. The Company considers all highly liquid short-term investments with maturities of less than three months when acquired to be cash equivalents.

Equipment, Furniture and Leasehold Improvements. Equipment, furniture and leasehold improvements are recorded at cost and depreciated on a straight-line basis over the lesser of their estimated useful lives, ranging from three to seven years, or the life of the lease, as appropriate.

Impairment of Long-Lived Assets. Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of the assets to the future net cash flows expected to be generated by such assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the discounted expected future net cash flows from the assets.

Revenue Recognition. The Company recognizes revenue when all four of the following criteria are met: (i) persuasive evidence that an arrangement exists; (ii) delivery of the products and/or services has occurred; (iii) the fees earned can be readily determined; and (iv) collectability of the fees is reasonably assured.

Research and Development. All market research and website development costs, including all related salaries, and facility costs are charged to expense when incurred.

Loss Per Common Share. Basic net loss per share is calculated by dividing the net loss by the weighted-average number of common shares outstanding for the period, without consideration for common stock equivalents.

OUR MANAGEMENT

Officers, Directors and Advisors
The following is a description of our officers, directors as of Nov. 22, 2010:

Ken Liebscher, President, Director

Ken Liebscher is a seasoned international businessman with over 35 years of securities and executive management experience. Mr. Liebscher is a graduate of St. George's School, Vancouver, British Columbia and also attended the University of British Columbia.

Mr. Liebscher held executive level positions while at the world's largest dental products manufacturer, Dentsply International Inc., where he spent over 22 years in positions culminating as the Manager of their West Coast Division, headquartered in San Francisco California. Mr. Liebscher was recruited by a major Europe-based competitor, Ivoclar Liechtenstein to lead their entry into the North American market and, within two years, became Executive Vice President of Sales and Marketing and helped expand this company's sales to $300M US.

Mr. Liebscher became a director of a publicly held company called E.T.C. Industries Ltd. in 1992 and became President of its wholly owned subsidiary, THE ELECTRIC CAR COMPANY and, in 1994, led a team that developed the MI-6 prototype electric car from the ground up.

Mr. Liebscher has served as an officer and director on numerous public companies in the mining industry since 1992. This experience has resulted in his involvement in  mineral exploration projects in Peru, Eastern Europe (Slovak Republic), and British Columbia, Ontario, Quebec and New Brunswick (Canada).

Mr. Liebscher currently serves on the Board of Directors of Tiger Oil and Energy Inc. (TGRO, OTC BB) and Lucky Boy Silver Corp. (LUCB, OTC BB).

Howard Bouch, Secretary, Treasurer, Director

Howard Bouch, age 64, is a Private Practice Chartered Accountant with over 36 years of Public and Private international experience. Mr. Bouch originally qualified as a Chartered Accountant (English and Wales Institute) in 1968. Mr. Bouch joined Deloitte & Co, Lusaka, Zambia from 1970 - 1972. Mr. Bouch joined Anglo American Corp, Zambia working as Head Office Chief Accountant for Nchanga Consolidated Copper Mines (world's 2nd largest) from 1972 - 1976. In 1976, Mr. Bouch returned to the UK and joined Babcock and Wilcox, Engineers, Nottinghamshire, England as Chief Accountant for one of their subsidiaries. Mr. Bouch was Chief Accountant of a private building firm in Cumbria, England from 1978 - 1984.  In 1984 Mr. Bouch established a Private Practice as a Chartered Accountant and continues to provide professional services to Cumbrian firms to the present. Mr. Bouch is a Director of Viavid Broadcasting Inc., (symbol VVDB), Tiger Oil and Energy, Inc. (symbol TGRO), Convenientcast, Inc, (symbol CVCT), Universal Potash Corp. (symbol UPCO) and Black Hawk Exploration Inc. (symbol BHWX).

Bill Herndon, Chief Operating Officer and Director

Mr. Herndon has over 20 years of experience in all phases of the oil and gas industry including capital investment and analysis, project management and structuring, acquisition and development of oil and gas wells, exploration and drilling and completion management.  His family has been in the oil and gas industry since the 1930’s, mainly operating in Oklahoma, Kansas and Texas.  Since December 2005 Mr. Herndon has been the President and sole member of Tiger Oil and Gas, LLC.  In 1990 Mr. Herndon participated in the wildcat play called State Line Field in Kansas.  The field has produced over one million barrels of oil to date.  He has raised over $25 million since 2007 from hedge funds and industry partners for various production acquisitions, in-field drilling programs, and new oil and gas development projects.  Mr. Herndon has also managed the leasing of over 100,000 acres in the last two years for 12 different projects and conducted seismic programs for approximately 80,000 acres on these projects in addition to managing the initial drilling programs on these projects.  Mr. Herndon successfully funded the acquisition of a field with industry groups and working interest partners that has produced out of multiple zones with total cumulative production of 3,500,00 barrels of oil and 40 billion cubic feet of gas.  The field is currently producing 40 barrels of oil per day and 300,000 mcf per day.  Mr. Herndon received a Bachelors Degree in Business from Wichita State University.

Ryan Kerr, Director

Mr. Kerr currently manages Inland Oil Corp., his family-owned business. Mr. Kerr has over 15 years experience in locating, producing, completing and general operations in the oil and gas industry. Mr. Kerr has successfully drilled and completed hundreds of wells throughout the Mid-continent region and is actively involved with development and operations of fields in this region. Mr. Kerr’s extensive experience in oil and gas exploration and production is furthered as an exploration geologist where he has consulted on several water-flood and infill drilling projects throughout Oklahoma, Kansas, North Dakota, Wyoming, New Mexico, Texas, and California.  Currently, Mr. Kerr has been heading drilling programs for several operators in Oklahoma, as well as design and implementation of a Nitrogen gas flood in Wagoner County Oklahoma in the Stone Bluff Field.  This project consisted of flooding 1,200+ - acres with the producing interval from the Dutcher Sand zone at a depth of 1250’feet. Production since the start of the nitrogen injection flood has been increased from the formation at a rate of 1 MMCF per day.

Paul Liebman, Director

Mr. Liebman has over 20 years of management, finance and marketing experience and has managed large proactive sales teams. Mr. Liebman is currently a Executive Director at Oppenheimer & Co., New York and has served as a First Vice President with the Portfolio and Wealth Management Division at Morgan Stanley Smith Barney, New York for ten years. His clientele are some of the largest institutions throughout the world, representing assets from $500 million to more than $85 billion.

Mr. Liebman has successfully grown major nationwide businesses through strategic planning and innovative marketing and sales programs. A proven, skilled executive with experience in leading  fast-growing companies in many industries. Mr. Liebman co-founded ERA Aleet Realty Inc. where he grew the company from a start-up to over $100 million in property sales. These sales represented over $5 million in annual revenue in less than 24 months with a staff of over 105 employees. Mr. Liebman served as President of Allied Referral and Relocation Inc. where he conducted daily business with many leading Fortune 500 companies.

Mr. Liebman holds a Bachelor of Science Degree from The University of Maryland in Urban Studies and minors in both Finance and Marketing.

Family Relationships. There are no family relationships among the directors and executive officers of the company.

Code of Conduct and Ethics. We have adopted a code of business conduct and ethics that applies to our directors, officers and all employees. The code of business conduct and ethics may be obtained free of charge by writing to Tiger Oil and Energy, Inc., Attn: Chief Financial Officer 7230 Indian Creek Ln. Ste. 201, Las Vegas, NV 89149

Executive Compensation

Summary Compensation Table .   The following table sets forth certain information concerning the annual compensation of our Chief Executive Officer and our other executive officers during the last two fiscal years.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Name and Principal Position	Year	Salary*	Bonus	Stock Awards	Option Awards	Non-equity incentive plan compensation	Nonqualified deferred compensation earnings	All Other Compens- ation	Total Compen- sation
Ken Liebscher,. President	2009	$0	0		0	0	0	0	$0
	2008	0	0		0	0	0	0	0

Howard Bouch	2009	$0	0	$0	0	0	0	0	$0
Secretary, Treasurer	2008	0	0	0	0	0	0	0	0

Bill Herndon	2009	0	0	$0	0	0	0	0	$0
COO	2008	0	0	0	0	0	0	0	0

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Security Ownership of Principal Stockholders, Directors, Nominees and Executive Officers and Related Stockholder Matters

The following table sets forth, as of December 02, 2010, certain information with respect to the beneficial ownership of shares of our common stock by: (i) each person known to us to be the beneficial owner of more than five percent (5%) of our outstanding shares of common stock, (ii) each director or nominee for director of our Company, (iii)  each of the executives, and (iv) our directors and executive officers as a group. Unless otherwise indicated, the address of each shareholder is c/o our company at our principal office address:

Beneficial Owner	Address	Number of Shares Beneficially Owned (*)	Percent of Class (**)
Kenneth B. Liebscher	c/o Tiger Oil and Energy	20,000 Preferred	47.6% of preferred
Bill Herndon	c/o Tiger Oil and Energy	10,000,000 common	22.66% of common
Howard Bouch	Grove House 13 Low Seaton Workington Cumbria, England CA141PR U.K.	150,000 common	0.34% of common
Sharon Marin Sundance Capital Group Inc	4110 Flamboyant St., Belize city, Belize C.A.	2,700,000 common	6.12% of common
Conrad Smithen Celtic Lyons Ltd.	Main Street, Charleston, Nevis, West Indies	2,500,000 common	5.67% of common
Lionel Welch The Excalibur group A.G.	60 Market Sq., Belize City, Belize, C.A.	9,400,000 common	21.30% of common
Robert Bandfield Palm Harbour Int’l Inc.	76 Dean St., Po Box 2111 Belize city, Belize C.A.	2,700,000 common	6.12% of common
Andrew Godfrey Chancery Lane Investment Group, Inc.	51A Dean St., PO Box 644 Belize city, Belize C.A.	2,700,000 common	6.12% of common
Steven Pickett	8325 Jeeves Circle Las Vegas, NV 89149	2,924,699 common	6.72% of common
All Directors and Officers as a Group (3 persons)		20,000 preferred 10,150,000 common	47.6% of preferred 23.00% of common

(*) Beneficial ownership is determined in accordance with the rules of the SEC which generally attribute Beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those securities. Unless otherwise indicated, voting and investment power are exercised solely by the person named above or shared with members of such person’s household. This includes any shares such person has the right to acquire within 60 days.
(**) Percent of class is calculated on the basis of the number of common shares outstanding on Nov. 22, 2010 (44,118,159) and preferred shares (42,013)

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

It is our practice and policy to comply with all applicable laws, rules and regulations regarding related person transactions, including the Sarbanes-Oxley Act of 2002. A related person is an executive officer, director or more than 5% stockholder of Tiger Oil and Energy, Inc., including any immediate family members, and any entity owned or controlled by such persons. Our Board of Directors (excluding any interested director) is charged with reviewing and approving all related-person transactions, and a special committee of our Board of Directors is established to negotiate the terms of such transactions. In considering related-person transactions, our Board of Directors takes into account all relevant available facts and circumstances.

Howard Bouch is a member of both the Boards of Directors of Black Hawk Exploration and the issuer and as such the transaction with Black Hawk described herein is a related party transaction and not arms length.

Director Independence

Our Board of Directors has adopted the definition of “independence” as described under the Sarbanes Oxley Act of 2002 (Sarbanes-Oxley) Section 301, Rule 10A-3 under the Securities Exchange Act of 1934 (the Exchange Act) and NASDAQ Rules 4200 and 4350. Our Board of Directors has determined that its member does not meet the independence requirements.

DESCRIPTION OF CAPITAL STOCK

	Authorized and Issued Stock Number of Shares at Nov. 22, 2010
Title of Class	Authorized	Outstanding

Common stock, $0.001 par value per share	74,000,000	44,118,159
Preferred stock, $0.001 par value per share	1,000,000	42,013

Common stock

Dividends. Each share of common stock is entitled to receive an equal dividend, if one is declared, which is unlikely. We have never paid dividends on our common stock and do not intend to do so in the foreseeable future. We intend to retain any future earnings to finance our growth. See Risk Factors.

Liquidation. If our company is liquidated, any assets that remain after the creditors are paid, and the owners of preferred stock receive any liquidation preferences, will be distributed to the owners of our common stock pro-rata.

Voting Rights. Each share of our common stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting and the minority would not be able to elect any directors at that meeting.

Preemptive Rights. Owners of our common stock have no preemptive rights. We may sell shares of our common stock to third parties without first offering it to current stockholders.

Redemption Rights. We do not have the right to buy back shares of our common stock except in extraordinary transactions such as mergers and court approved bankruptcy reorganizations. Owners of our common stock do not ordinarily have the right to require us to buy their common stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights. Shares of our common stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nevada Anti-Takeover Laws

Some features of the Nevada Revised Statutes (NRS), which are further described below, may have the effect of deterring third parties from making takeover bids for control of our company or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest. The Nevada Revised Statutes contain a provision governing Acquisition of Controlling Interest. This law provides generally that any person or entity that acquires 20% or more of the outstanding voting shares of a publicly-held Nevada corporation in the secondary public or private market may be denied voting rights with respect to the acquired shares, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights in whole or in part. The control share acquisition act provides that a person or entity acquires control shares whenever it acquires shares that, but for the operation of the control share acquisition act, would bring its voting power within any of the following three ranges:

a) 20 to 33 1/3%,
b) 33 1/3 to 50%, or
c) more than 50%.

A control share acquisition is generally defined as the direct or indirect acquisition of either ownership or voting power associated with issued and outstanding control shares. The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from the provisions of the control share acquisition act through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from the control share acquisition act.

The control share acquisition act is applicable only to shares of “Issuing Corporations” as defined by the act. An “Issuing Corporation” is a Nevada corporation, which:

a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada; and

b) does business in Nevada directly or through an affiliated corporation.

At this time, we do not have 100 stockholders of record resident of Nevada nor do we do business in Nevada directly or through an affiliated corporation. Therefore, the provisions of the control share acquisition act do not apply to acquisitions of our shares and will not until such time as these requirements have been met. At such time as they may apply to us, the provisions of the control share acquisition act may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder. The Nevada Combination with Interested Stockholders Statute may also have an effect of delaying or making it more difficult to effect a change in control of our company. This statute prevents an interested stockholder and a resident domestic Nevada corporation from entering into a combination, unless certain conditions are met. The statute defines combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder having:

a) an aggregate market value equal to 5 percent or more of the aggregate market value of the assets of the corporation;

b) an aggregate market value equal to 5 percent or more of the aggregate market value of all outstanding shares of the corporation; or

c) representing 10 percent or more of the earning power or net income of the corporation.

An interested stockholder means the beneficial owner of 10 percent or more of the voting shares of a resident domestic corporation, or an affiliate or associate thereof. A corporation affected by the statute may not engage in a combination within three years after the interested stockholder acquires its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If approval is not obtained, then after the expiration of the three -year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of:

a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which he became an interested stockholder, whichever is higher;

b) the market value per common share on the date of announcement of the combination or the date the interested stockholder acquired the shares, whichever is higher; or

c) if higher for the holders of preferred stock, the highest liquidation value of the preferred stock.

Limitations on Stockholder Actions

Chapter 78 of the Nevada Revised Statutes ("NRS") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. NRS Chapter 78 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he is not liable pursuant to NRS Section 78.138 or acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court or other court of competent jurisdiction in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court or other court of competent jurisdiction shall deem proper.

Our bylaws provide that it may indemnify its officers, directors, agents and any other persons to the fullest extent permitted by the NRS.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders and the shares that may be sold by them pursuant to this prospectus. See also Security Ownership of Certain Beneficial Owners and Management.

Name	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)	Number of Shares of Common Stock Being Offered	Acquisition of shares	Shares of Common Stock Beneficially Owned After the Offering (1)	Percentages Beneficially Owned After the Offering

Mr. Fortunato Villamagna 2	2,000,000	2,000,000	For services	0	0%
Blackstone Mgmt Services, LLC
Kerren Bottay	175,000	175,000	Private Placement	0	0%
Rebecca Bouch	60,000	60,000	Private Placement	0	0%
Jennie Bouch	150,000	150,000	Private Placement	0	0%
Nicholas Bouch	25,000	25,000	Private Placement	0	0%
Judith Bouch	5,000	5,000	Private Placement	0	0%
Michael Bouch	10,000	10,000	Private Placement	0	0%
Howard Bouch	150,000	150,000	Private Placement	0	0%
Catherine Bouch Nee Brayford	25,000	25,000	Private Placement	0	0%
Sharon Marin	2,700,000	2,700,000	Private Purchase	0	0%
Sundance Capital Group, Inc.
Thomas Carr	40,000	40,000	Private Placement	0	0%
Conrad Smithen	2,500,000	2,500,000	Private Purchase	0	0%
Celtic Lyons, Ltd.
Ryan Colbert	10,000	10,000	Private Placement	0	0%
Lynn Colbert	10,000	10,000	Private Placement	0	0%
Winston Colbert	10,000	10,000	Private Placement	0	0%
Kathleen Evans	30,000	30,000	Private Placement	0	0%
Lionel Welch	9,400,000	9,400,000	Option granted 2/3/02 Exercised 12-28-06	0	0%
The Excalibur Group A.G. Inc.
George Graham	10,000	10,000	Private Placement	0	0%
Kevin Murphy	650,000	650,000	Private Placement	0	0%
Greenleaf Forum Investment Group
Robert Bandfield	2,700,000	2,700,000	Private Purchase	0	0%
Palm Harbour International, Inc.
Helen Hewitt	25,000	25,000	Private Placement	0	0%
Peter Hewitt	25,000	25,000	Private Placement	0	0%
Adam Hewitt	5,000	5,000	Private Placement	0	0%
Thomas Hewitt	5,000	5,000	Private Placement	0	0%
Helen Hewitt	10,000	10,000	Private Placement	0	0%
Robert Houston	40,000	40,000	Private Placement	0	0%
David Craven	765,000	765,000	Private Purchase	0	0%
Ceramatec, Inc.
Margaret Jackson	10,000	10,000	Private Placement	0	0%
Catherine Jackson	5,000	5,000	Private Placement	0	0%
Andrew Godfrey	2,700,000	2,700,000	Private Purchase	0	0%
Chancery Lane Investment Group, Inc.
Andrew Mawson	140,000	140,000	Private Placement	0	0%
Paul Mawson	80,000	80,000	Private Placement	0	0%
Gregg Ostergren	175,000	175,000	Private Placement	0	0%
Steven Pickett	2,924,699	2,924,699	Private Placement	0	0%
Phyllis Poole	20,000	20,000	Private Placement	0	0%
Joan Postlethwaite	10,000	10,000	Private Placement	0	0%
Fortunato Villamagna 2	85,000	85,000	For services	0	0%
Red Stone Management Services, LLC
Peter Redman	5,000	5,000	Private Placement	0	0%
Mandy Scott	10,000	10,000	Private Placement	0	0%
Kayley Scott	10,000	10,000	Private Placement	0	0%
Paula Tolson	10,000	10,000	Private Placement	0	0%
Derek Tolson	30,000	30,000	Private Placement	0	0%
Judith Tolson	10,000	10,000	Private Placement	0	0%
Barry Tolson	10,000	10,000	Private Placement	0	0%
Alan Tolson	710,000	710,000	Private Placement	0	0%
Kevin Murphy	10,000	10,000	For services	0	0%
Wannigan Capital Corp
Gareth Woodhead	10,000	10,000	Private Placement	0	0%
Fiona Woodhead	10,000	10,000	Private Placement	0	0%
Moshe Zefrani	25,000	25,000	For services	0	0%

(1) The number of shares listed in these columns includes all shares beneficially owned by the selling stockholder.
(2)  Fortunato Villamagna was an Officer and director of the Company from January 07, 2007 through May 21, 2010.

The ownership percentages listed in these columns include only shares beneficially owned by the listed selling stockholder. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the percentage of shares beneficially owned by a selling stockholder, shares of common stock subject to options or warrants, or debt convertible into common stock held by that selling stockholder that was exercisable on or within 60 days after Nov. 22, 2010, were deemed outstanding for the purpose of computing the percentage ownership of that selling stockholder. The ownership percentages are calculated based on the 44,118,159 shares of common stock outstanding on Nov. 22, 2010

PLAN OF DISTRIBUTION

By Selling Stockholders

The selling stockholders and any of its pledgees, donees, transferees, assignees and successors-in-interest may, from time to time, sell any or all of its shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholder may use any one or more of the following methods when selling shares:

● ordinary brokerage transactions and transactions in which the broker-dealer solicits investors;
● block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
● purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
● an exchange distribution in accordance with the rules of the applicable exchange;
● privately negotiated transactions;
● to cover short sales made after the date that this Registration Statement is declared effective by the Commission;
● broker-dealers may agree with the selling stockholder to sell a specified number of such shares at a stipulated price per share;
● a combination of any such methods of sale; and
● any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 promulgated under the Securities Act, or another exemption from the registration requirements under the Securities Act, if available, rather than under this prospectus. Since the company was formerly a shell, selling shareholders may not sell under Rule 144 until one year from the time that the company files an 8K containing full Form 10 information demonstrating that the company is no longer a shell.

The issuer and the selling shareholders will sell the common stock being registered in this offering at a fixed price of $0.20 per share. The securities are quoted on the OTC Bulletin Board (symbol TGRO). Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the Shares owned by it and, if it defaults in the performance of their secured obligations, the pledgees or secured parties may offer and sell shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

Upon the company being notified in writing by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of common stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such the shares of common stock were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker -dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and (vi) other facts material to the transaction. In addition, upon the company being notified in writing by a selling stockholder that a donee or pledgee intends to sell more than 500 shares of common stock, a supplement to this prospectus will be filed if then required in accordance with applicable securities law. A prospectus supplement will also be filed in the event that any successor to the named selling stockholder wishes to sell under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the selling stockholder may be deemed to be an underwriter within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, that can be attributed to the sale of Securities will be paid by the selling stockholder and/or the purchasers. The selling stockholders have represented and warranted to the company that it acquired the securities subject to this registration statement in the ordinary course of the selling stockholder’s business and, at the time of its purchase of such securities the selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute any such securities.

The company has advised the selling stockholders that it may not use shares registered on this Registration Statement to cover short sales of common stock made prior to the date on which this Registration Statement shall have been declared effective by the Commission. If the selling stockholder uses this prospectus for any sale of the common stock, it will be subject to the prospectus delivery requirements of the Securities Act. The selling stockholder will be responsible to comply with the applicable provisions of the Securities Act and Exchange Act, and the rules and regulations thereunder promulgated, including, without limitation, Regulation M, as applicable to such selling stockholder in connection with resales of their respective shares under this Registration Statement.

The company is required to pay all fees and expenses incident to the registration of the shares, but the company will not receive any proceeds from the sale of the common stock by selling stockholders. The company has agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

OTC Electronic Bulletin Board Considerations

Our stock trades on the OTC Electronic Bulletin Board (symbol TGRO). The OTC Electronic Bulletin Board is separate and distinct from the NASDAQ stock market and other stock exchanges. NASDAQ has no business relationship with issuers of securities quoted on the OTC Electronic Bulletin Board. The SEC’s order handling rules, which apply to NASDAQ-listed securities, do not apply to securities quoted on the OTC Electronic Bulletin Board.

Although the NASDAQ stock market has rigorous listing standards to ensure the high quality of its issuers, and can delist issuers for not meeting those standards, the OTC Electronic Bulletin Board has no listing standards. Rather, it is the market maker who chooses to quote a security on the system, files the application, and is obligated to comply with keeping information about the issuer in its files. FINRA cannot deny an application by a market maker to quote the stock of a company. The only requirement for inclusion in the OTC Electronic Bulletin Board is that the issuer be current in its reporting requirements with the SEC.

Investors must contact a broker-dealer to trade OTC Electronic Bulletin Board securities. Investors do not have direct access to the bulletin board service. For bulletin board securities, there only has to be one market maker. Bulletin board transactions are conducted almost entirely manually. Because there are no automated systems for negotiating trades on the bulletin board, they are conducted via telephone. In times of heavy market volume, the limitations of this process may result in a significant increase in the time it takes to execute investor orders. Therefore, when investors place market orders — an order to buy or sell a specific number of shares at the current market price — it is possible for the price of a stock to go up or down significantly during the lapse of time between placing a market order and getting execution.

Because bulletin board stocks are usually not followed by analysts, there may be lower trading volume than for NASDAQ-listed securities.

Financial Statements

a)	Audited financial statement to December 31, 2009 and 2008.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the NRS (“Section 78.138”) provides that directors and officers of Nevada corporations may, under certain circumstances, be indemnified against expenses (including attorneys‘ fees) and other liabilities actually and reasonably incurred by them as a result of any suit brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful. Section 78.138 also provides that directors and officers may also be indemnified against expenses (including attorneys‘ fees) incurred by them in connection with a derivative suit if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made without court approval if such person was adjudged liable to the corporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a directors, officers or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

LEGAL OPINION

The validity of the shares offered hereby has been passed upon for us by Harold P. Gewerter, Esq.

EXPERTS

The consolidated financial statements included in this prospectus audited and prepared by Sadler, Gibb and Associates, LLC, an independent registered public accounting firm, to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No experts or counsel to the company have any shares or other interests in Tiger Oil and Energy, Inc.

LEGAL PROCEEDINGS

The issuer is not party to any pending material legal proceedings.

ADDITIONAL INFORMATION

We will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and will file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and at the SEC’s regional offices located at the Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 233 Broadway, New York, New York 10279. You can obtain copies of these materials from the Public Reference Section of the SEC upon payment of fees prescribed by the SEC. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC’s Web site contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of that site is http://www.sec.gov.

We have filed a Registration Statement on Form S-1 with the SEC under the Securities Act of 1933, as amended, with respect to the securities offered in this prospectus. This prospectus, which is filed as part of a Registration Statement, does not contain all of the information set forth in the Registration Statement, some portions of which have been omitted in accordance with the SEC’s rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to in this prospectus are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the Registration Statement. The Registration Statement may be inspected without charge at the public reference facilities maintained by the SEC, and copies of such materials can be obtained from the Public Reference Section of the SEC at prescribed rates.

Dealer Prospectus Delivery Obligation

Until ___________ , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

UTeC, INC.

AUDIT REPORT OF INDEPENDENT ACCOUNTANTS
AND
CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009 and 2008

UTeC, INC.

UTEC, INC.
(A Development Stage Company)
Consolidated Balance Sheets

SADLER, GIBB & ASSOCIATES, L.L.C.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
UTeC, Inc.
(A Development Stage Company)

We have audited the accompanying consolidated balance sheets of UTeC, Inc. (A Development Stage Company) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows then ended and for the period from inception on April 30, 2009 through December 31, 2009.  These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UTeC, Inc. (A Development Stage Company) as of December 31, 2009, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows then ended and for the period from inception on April 30, 2009 through December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has not yet established an ongoing source of revenue sufficient to cover its operating costs which raises substantial doubt about its ability to continue as a going concern. Management’s plans concerning these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

SADLER, GIBB AND ASSOCIATES, LLC

Salt Lake City, UT
April 13, 2010

UTEC, INC.
(A Development Stage Company)
Consolidated Balance Sheets

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
UTeC, Inc.
Norman, Oklahoma

We have audited the accompanying consolidated balance sheets of UTeC, Inc. (the “Company”) as of December 31, 2008 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of UTeC, Inc. as of December 31, 2008 and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assessment of the effectiveness of UTeC Inc.’s internal control over financial reporting as of December 31, 2008, and, accordingly, we do not express an opinion thereon.

/s/ Cole & Reed, P.C.
Oklahoma City, Oklahoma
March 31, 2009

UTEC, INC.
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS

	December 31,	December 31,
	2009	2008
CURRENT ASSETS

Cash and cash equivalents	$9,453	$100
Total Current Assets	9,453	100

PROPERTY, PLANT AND EQUIPMENT, NET	328,427	111,457

OTHER ASSETS

Intangible assets, net	-	63,146
Deferred tax asset	-	170,800
Total Other Assets	-	233,946

ASSETS FROM DISCONTINUED OPERATIONS, NET	-	1,678,016

TOTAL ASSETS	$337,880	$2,023,519

The accompanying notes are an integral part of these financial statements.

UTEC, INC.
(A Development Stage Company)
Consolidated Statements of Operations

			From Inception
			on April 30 2009
	For the Year Ended		through
	December 31,		December 31,
	2009	2008	2009
REVENUES	$-	$-	$-
COST OF SALES	-	-	-
GROSS MARGIN	-	-	-

OPERATING EXPENSES
Impairment of intangible assets	121,242	-	121,242
General and administrative	729,550	3,462	729,550

Total Operating Expenses	850,792	3,462	850,792

LOSS FROM OPERATIONS	(850,792)	(3,462)	(850,792)

OTHER EXPENSE

Interest expense	-	-	-

LOSS BEFORE TAXES	(850,792)	(3,462)	(850,792)

Provision for income taxes	(170,800)	-	(170,800)

NET LOSS FROM CONTINUING OPERATIONS	(1,021,592)	(3,462)	(1,021,592)

Net income (loss) from discontinued operations	309,650	(201,448)	309,650
Loss on disposal of discontinued operations	(1,730,742)	-	(1,730,742)

Loss from discontinued operations, net of income taxes	(1,421,092)	(201,448)	(1,421,092)

NET LOSS	$(2,442,684)	$(204,910)	$(2,442,684)

BASIC LOSS PER SHARE FROM CONTINUING OPERATIONS	$(0.02)	$(0.00)
BASIC LOSS PER SHARE FROM DISCONTINUED OPERATIONS	(0.03)	(0.00)
TOTAL BASIC LOSS PER SHARE	$(0.05)	$(0.00)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	47,361,310	52,538,590

The accompanying notes are an integral part of these financial statements.

UTEC, INC.
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

						Accumulated Deficit	Accumulated Deficit
					Additional	Prior to the	During the
	Preferred Stock		Common Stock		Paid-In	Development	Development
	Shares	Amount	Shares	Amount	Capital	Stage	Stage	Total
Balance, December 31, 2007	42,013	$42	53,756,159	$53,756	$2,116,376	$(319,292)	$-	$1,850,882

Cancelled share issued pursuant
to employee stock grants	-	-	(1,898,000)	(1,898)	(105,485)	-	-	(107,383)

Common stock issued for cash
at $0.38 per share	-	-	110,000	110	41,874	-	-	41,984

Option expense pursuant to
employee option plan	-	-	-	-	96,750	-	-	96,750

Net loss for the year ended
December 31, 2008	-	-	-	-	-	-	-	-
Balance, December 31, 2008	42,013	42	51,968,159	51,968	2,149,515	(524,202)	-	1,677,323

Option expense pursuant
to employee option plan	-	-	-	-	401,250	-	-	401,250

Operational segment sold in
exchange for common stock	-	-	(22,500,000)	(22,500)	22,500	-	-	-

Common stock issued for purchase
of subsidiary at $0.01 per share	-	-	4,050,000	4,050	36,450	-	-	40,500

Common stock issued for cash
at $0.05 per share	-	-	600,000	600	29,400	-	-	30,000

Net loss for the year ended
December 31, 2009	-	-	-	-	-	-	(2,442,684)	(2,442,684)
Balance, December 31, 2009	42,013	$42	34,118,159	$34,118	$2,639,115	$(524,202)	$(2,442,684)	$(293,611)

The accompanying notes are an integral part of these financial statements.

			From Inception
			on April 30,
	For the Year Ended		2009 through
	December 31,		December 31,
	2009	2008	2009
OPERATING ACTIVITIES
Net loss	$(2,442,684)	$(204,910)	$(2,442,684)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Depreciation	312	-	312
Amortization of intangibles	2,803	4,212	2,803
Employee option grants issued	46,500	96,750	46,500
Cancellation of employee stock option shares	354,750	(107,383)	354,750
Impairment of intangible assets	121,242	-	121,242
Deferred tax asset	170,800	(65,200)	170,800
Changes in operating assets and liabilities:
Accounts payable to related parties	280,535	98,888	280,535
Accounts payable and accrued liabilities	(16,365)	-	(16,365)
Net Cash Used in Continuing Operating Activities	(1,482,107)	(177,643)	(1,482,107)
Net Cash Used in Discontinued Operating Activities	1,678,016	207,229	1,678,016
Net Cash Used in Operating Activities	195,909	29,586	195,909

INVESTING ACTIVITIES
Purchase of property and equipment	(216,556)	(71,570)	(216,556)
Net Cash Used in Continuing Investing Activities	(216,556)	(71,570)	(216,556)
Net Cash Used in Discontinued Investing Activities	-	-	-
Net Cash Used in Investing Activities	(216,556)	(71,570)	(216,556)

FINANCING ACTIVITIES
Proceeds from common stock	30,000	41,984	30,000
Net Cash Provided by Continuing Financing Activities	30,000	41,984	30,000
Net Cash Used in Discontinued Financing Activities	-	-	-
Net Cash Used in Financing Activities	30,000	41,984	30,000

NET DECREASE IN CASH	9,353	-	9,353
CASH AT BEGINNING OF PERIOD	100	-	100
CASH AT END OF PERIOD	$9,453	$-	$9,453

SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION

CASH PAID FOR:
Income taxes paid	$-	$-	$-
Interest paid	-	-	-

NON CASH FINANCING ACTIVITIES
Common stock issued for purchase of subsidiary	$40,500	$-	$40,500
Common stock cancelled	20,500	-	20,500

The accompanying notes are an integral part of these financial statements.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business Activity
UTeC INC., formerly Lyon Capital Venture Corp., is a Nevada corporation organized on November 8, 1993 as a “For Profit” corporation for the purpose of engaging in any lawful activity.  The Company was in the development stage through December 31, 2006.  The year ended December 31, 2007, is the first year during which the Company is considered an operating company and was no longer considered in a development stage.  On January 10, 2007, the Company purchased 100% of the shares of UTEC Corporation, Inc.   In 2007, the Company licensed technology covering the use of cold plasma oxidizer technology for the destruction of solid and liquid hazardous chemicals and biologicals.  During 2007 and 2008, the Company worked to validate the technology and prepare a business plan for its commercialization.

In April 2009, the Company divested its commercial explosives development, analysis, testing and manufacturing business to eliminate the need to inject new capital into the Company to support this business, and concentrate on raising the funds necessary to commercialize its hazardous waste destruction business.  At this time, the Company re-entered the development stage.

Prior to the divestiture, the Company’s business was to offer state of the art testing and analysis to clients worldwide.  The Company operated a chemical research and development laboratory near Riverton, Kansas, which specialized in commercial explosives development and analysis. The Company also operated a destructive test facility near Hallowell, Kansas, which specialized in determining the detonating characteristics of commercial explosives.

On October 1, 2009 the Company entered into an agreement to purchase 100% of the outstanding shares of C2R Energy Commodities, Inc., a Nevada corporation, in exchange for 4,050,000 shares of the Company’s restricted common stock.  The Company wished to enter into this agreement as C2R owned certain intellectual property that the Company wished to acquire.

Development Stage Company Classification
Effective April 30, 2009, the Company has re-entered the development stage.  The Company divested its main revenue producing operations and since that date has not achieved significant revenue from its principle operations.

Accounting Method
The Company’s financial statements are prepared using the accrual method of accounting.  The Company has elected a December 31 year-end.

Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

 Fair Value of Financial Instruments
As at December 31, 2009 and 2008, the fair value of cash and accounts and advances payable, including amounts due to and from related parties, approximate carrying values because of the short-term maturity of these instruments.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

Cash and Cash Equivalents
For purposes of the Statement of Cash Flows, the Company considers all highly liquid instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.  The Company at times may maintain a cash balance in excess of insured limits.

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant and Equipment
Property and equipment are stated at cost.  Amortization is to be computed using a straight line basis over the estimated production life of the assets. Major additions and improvements are capitalized in the month following the month in which the assets or improvement are deemed to be placed in service. Maintenance and repairs are expensed as incurred. Upon disposition, the net book value is eliminated from the accounts, with the resultant gain or loss reflected in operations. Depreciation expense is computed on a straight-line basis over the estimate useful lives of the assets as follows:

Building and leasehold improvements:	10-25 years
Machinery and equipment:	10-15 years
Furniture and fixtures & transportation equipment:	3-7 years

The Company periodically assesses the recoverability of property, plant and equipment and evaluates such assets for impairment whenever events or changes in circumstances indicate that the net carrying amount of an asset may not be recoverable. Asset impairment is determined to exist if estimated future cash flows, undiscounted and without interest charges, are less than the net carrying amount.

Stock-based compensation
The Company adopted ASC 718 effective January 1, 2006 using the modified prospective method. Under this transition method, stock compensation expense includes compensation expense for all stock-based compensation awards granted on or after January 1, 2006, based on the grant-date fair value estimated in accordance with the provisions of ASC 718.

Provision for Taxes
The Company applies ASC 740, which requires the asset and liability method of accounting for income taxes.  This method requires that the current or deferred tax consequences of all events recognized in the financial statements be measured by applying the provisions of enacted tax laws to determine the amount of taxes payable or refundable currently or in future years. Deferred tax assets are reviewed for recoverability and the Company records a valuation allowance to reduce its deferred tax assets when it is more likely than not that all or some portion of the deferred tax assets will not be recovered.

The Company adopted ASC 740, at the beginning of fiscal year 2008. This interpretation requires recognition and measurement of uncertain tax positions using a “more-likely-than-not” approach, requiring the recognition and measurement of uncertain tax positions. The adoption of ASC 740 had no material impact on the Company’s financial statements.

Basic Loss Per Share	For the Year Ended
	December 31, 2009	December 31, 2008
Loss from continuing operations (Numerator)	$(1,021,592)	$(3,462)
Loss from discontinued operations (Numerator)	(1,421,092)	(201,448)
Shares (Denominator)	47,361,310	52,538,590
Per share (continuing)	(0.02)	(0.00)
Per share (discontinued)	(0.03)	(0.00)
Per share (total)	$(0.05)	$(0.00)

The computations of basic loss per share of common stock are based on the weighted average number of shares outstanding at the date of the financial statements.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 1 - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements
In January 2010, the FASB issued Accounting Standards Update 2010-02, Consolidation (Topic 810): Accounting and Reporting for Decreases in Ownership of a Subsidiary. This amendment to Topic 810 clarifies, but does not change, the scope of current US GAAP. It clarifies the decrease in ownership provisions of Subtopic 810-10 and removes the potential conflict between guidance in that Subtopic and asset de-recognition and gain or loss recognition guidance that may exist in other US GAAP. An entity will be required to follow the amended guidance beginning in the period that it first adopts FAS 160 (now included in Subtopic 810-10). For those entities that have already adopted FAS 160, the amendments are effective at the beginning of the first interim or annual reporting period ending on or after December 15, 2009. The amendments should be applied retrospectively to the first period that an entity adopted FAS 160. The Company does not expect the provisions of ASU 2010-02 to have a material effect on the financial position, results of operations or cash flows of the Company.

In January 2010, the FASB issued Accounting Standards Update 2010-01, Equity (Topic 505): Accounting for Distributions to Shareholders with Components of Stock and Cash (A Consensus of the FASB Emerging Issues Task Force). This amendment to Topic 505 clarifies the stock portion of a distribution to shareholders that allows them to elect to receive cash or stock with a limit on the amount of cash that will be distributed is not a stock dividend for purposes of applying Topics 505 and 260. Effective for interim and annual periods ending on or after December 15, 2009, and would be applied on a retrospective basis. The Company does not expect the provisions of ASU 2010-01 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-17, Consolidations (Topic 810): Improvements to Financial Reporting by Enterprises Involved with Variable Interest Entities. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 167. The Company does not expect the provisions of ASU 2009-17 to have a material effect on the financial position, results of operations or cash flows of the Company.

In December 2009, the FASB issued Accounting Standards Update 2009-16, Transfers and Servicing (Topic 860): Accounting for Transfers of Financial Assets. This Accounting Standards Update amends the FASB Accounting Standards Codification for Statement 166. The Company does not expect the provisions of ASU 2009-16 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-15, Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance or Other Financing. This Accounting Standards Update amends the FASB Accounting Standard Codification for EITF 09-1. The Company does not expect the provisions of ASU 2009-15 to have a material effect on the financial position, results of operations or cash flows of the Company.

In October 2009, the FASB issued Accounting Standards Update 2009-14, Software (Topic 985): Certain Revenue Arrangements That Include Software Elements. This update changed the accounting model for revenue arrangements that include both tangible products and software elements. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-14 to have a material effect on the financial position, results of operations or cash flows of the Company.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 1:  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Recent Accounting Pronouncements (Continued)
In October 2009, the FASB issued Accounting Standards Update 2009-13, Revenue Recognition (Topic 605): Multiple-Deliverable Revenue Arrangements. This update addressed the accounting for multiple-deliverable arrangements to enable vendors to account for products or services (deliverables) separately rather than a combined unit and will be separated in more circumstances that under existing US GAAP. This amendment has eliminated that residual method of allocation. Effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010. Early adoption is permitted. The Company does not expect the provisions of ASU 2009-13 to have a material effect on the financial position, results of operations or cash flows of the Company.

In September 2009, the FASB issued Accounting Standards Update 2009-12, Fair Value Measurements and Disclosures (Topic 820): Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent). This update provides amendments to Topic 820 for the fair value measurement of investments in certain entities that calculate net asset value per share (or its equivalent). It is effective for interim and annual periods ending after December 15, 2009. Early application is permitted in financial statements for earlier interim and annual periods that have not been issued. The Company does not expect the provisions of ASU 2009-12 to have a material effect on the financial position, results of operations or cash flows of the Company.

In July 2009, the FASB ratified the consensus reached by EITF (Emerging Issues Task Force) issued EITF No. 09-1, (ASC Topic 470) "Accounting for Own-Share Lending Arrangements in Contemplation of Convertible Debt Issuance" ("EITF 09-1"). The provisions of EITF 09-1, clarifies the accounting treatment and disclosure of share-lending arrangements that are classified as equity in the financial statements of the share lender. An example of a share-lending arrangement is an agreement between the Company (share lender) and an investment bank (share borrower) which allows the investment bank to use the loaned shares to enter into equity derivative contracts with investors. EITF 09-1 is effective for fiscal years that beginning on or after December 15, 2009 and requires retrospective application for all arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. Share-lending arrangements that have been terminated as a result of counterparty default prior to December 15, 2009, but for which the entity has not reached a final settlement as of December 15, 2009 are within the scope. Effective for share-lending arrangements entered into on or after the beginning of the first reporting period that begins on or after June 15, 2009. The Company does not expect the provisions of EITF 09-1 to have a material effect on the financial position, results of operations or cash flows of the Company.

NOTE 2 - GOING CONCERN ASSUMPTION

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business.  However, the Company does not have significant cash or other current assets, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern which raises substantial doubt regarding its ability to continue as a going concern.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plan described in the preceding paragraph and eventually attain profitable operations.  The accompanying financial statements do not include any adjustments that may be necessary if the Company is unable to continue as a going concern.

NOTE 3 – RELATED PARTY TRANSACTIONS

During the year ended December 31, 2009, the Company has borrowed $80,535 from a related party to fund continuing operations.  This note bears no interest, is due on demand and in uncollateralized.

On June 1, 2009 the Company entered into an employment agreement with its CEO.  Under the agreement, the Company has agreed to pay $200,000 per year and a bonus of up to 50% of the annual pretax earnings before depreciation and amortization, subject to a maximum of $100,000.  As of December 31, 2009, the Company has accrued $200,000 of salary in conjunction with this agreement.  Unpaid salary does not accrued interest.

NOTE 4 - INTANGIBLE ASSETS

Intangible assets consist of the following at December 31, 2009 and December 31, 2008:

	2009	2008
Patent rights	$73,750	$71,570
Goodwill	58,899	-
Impairment of Goodwill	(58,899)	-
Accumulated amortization	(11,407)	(8,424)
Impairment of intangible assets	(62,343)	-
	$-	$63,146

As of December 31, 2009 and 2008, the Company has recognized $2,803 and $4,212 in amortization expense, respectively.  The patent rights are based upon the contractual agreement between the Company and Ceramatec, as described in Note 4.  On September 2, 2009 the contract with Ceramatec was cancelled due to nonperformance.  Accordingly, the assets associated with the contract were impaired and an impairment expenses was recorded as detailed in Note 7.

Effective February 1, 2007, the Company entered into a License and Supply Agreement with Ceramatec, Inc. of Salt Lake City, Utah for a world-wide exclusive royalty-free license to practice Cermatec’s Gild Arc Plasma Oxidizer technology for the destruction of solid and liquid hazardous chemicals and biologicals.

 The Company recognized an intangible asset associated with this license and patent.  On September 2, 2009, this contract with Ceramatec was cancelled due to non-performance.  In conjunction with the cancellation of the contract, management has evaluated the intangible asset for impairment and has determined that with no contract in place, the asset no longer has an economic value to the Company.  Accordingly, the Company has impaired the entire carrying value of the asset and recognized an impairment of intangible asset expense of $60,343.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 5 - PROPERTY AND EQUIPMENT

Property and equipment are stated at cost.  Depreciation is computed over the estimated life of the assets. Depreciation expense for the years ended December 31, 2009 and 2008 amounted to $312 and $-0-, respectively.  Gains from losses on sales and disposals are included in the statements of operations.  Maintenance and repairs are charged to expense as incurred.  As of December 31, 2009 and 2008 property and equipment consisted of the following:

	2009	2008
Office equipment	$3,740	$-
Machinery & equipment	216,556	-
Construction in progress	111,457	111,457
Accumulated depreciation	(3,326)	-
Total	$328,427	$111,457

NOTE 6 - COMMON STOCK

The Company has 1,000,000 preferred shares authorized at a par value of $0.001 and 74,000,000 common shares authorized at par value of $0.001.  As of December 31, 2009 the Company has 42,013 shares of preferred stock and 34,118,159 shares of common stock issued and outstanding.  The following is a list of all sales of common the Company’s common stock for the year ended December 31, 2009 and 2008:

In March 2008, the Company cancelled 1,898,000 shares issued as part of the employees’ stock plan.

During February and April of 2008 the Company sold a total of 110,000 shares of common stock at an average price of $0.38 per share for total proceeds of $41,984.

In April 2009, the Company sold its commercial explosives development, analysis, testing and manufacturing business in a non-cash transaction to a related party in exchange for stock in the Company totaling 22,500,000 shares.  The stock was cancelled in July of 2009.

On October 10, 2009, the Company issued 4,050,000 shares of restricted common stock in exchange for all the shares issued and outstanding of C2R Energy Commodities Inc. valued at $0.01 per share.

On October 20, 2009 the Company sold 600,000 shares of restricted common stock for $0.05 per share for total proceeds of $30,000.

NOTE 7 – ACQUISITION

On October 1, 2009 the Company entered into an agreement to purchase 100% of the outstanding shares of C2R Energy Commodities, Inc., a Nevada corporation in exchange for 4,050,000 shares of the Company’s restricted common stock.

 As part of this transaction, the Company recognized a purchase price of $40,500, which comprised of the following components:

Property, plant and equipment, net	$725
Intangible assets	2,000
Goodwill	58,899
Net liabilities acquired	(21,124)
Purchase price	$40,500

On December 31, 2009, the Company evaluated the carrying value of its intangible assets, including goodwill.  Due to the Company’s current net loss position and uncertainty of cash flow, the Company impaired all intellectual property and goodwill.  This resulted in an impairment expense of $58,899.

NOTE 8 – DISCONTINUED OPERATIONS

In April 2009, the Company sold its commercial explosives development, analysis, testing and manufacturing business in a non-cash transaction to a related party in exchange for stock in the Company totaling 22,500,000 shares.  The stock was cancelled in July of 2009.  A breakdown of the loss associated with the discontinued operations is presented in the table below.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 8 – DISCONTINUED OPERATIONS (CONTINUED)

	For the Year Ended December 31, 2009	For the Year Ended December 31, 2008
Income	$1,039,595	$2,237,601
Cost of Goods Sold	353,544	563,780
Operating expenses	376,401	1,875,269
Net Operating Income (Loss)	309,650	(201,448)
Loss on disposal of assets	(1,730,742)	-
Net loss	$(1,421,092)	$(201,448)

NOTE 9 - CONTRACTUAL OBLIGATIONS

Effective February 1, 2007, the company entered into a License and Supply Agreement with Ceramatec, Inc. of Salt Lake City, Utah (“License”) for a world-wide exclusive royalty-free license to practice Cermatec’s Gild Arc Plasma Oxidizer technology for the destruction of solid and liquid hazardous chemicals and biologicals.  The agreement continues to the full end of the term or terms for which patent rights held by Ceramatec and related to the technology have not expired.

In connection with the agreement, the Company granted 850,000 shares of its Common Stock to Ceramatec.  Subject to any Securities and Exchange Commission regulations, Ceramatec may sell its stock starting two years from the Effective Date of the agreement. The Ceramatec agreement provided for (i) a license to the technology, (ii) support with the technology and (iii) a supply agreement with Ceramatec in exchange for the shares provided.

 The shares to Ceramatec were provided for item (i), the license. The support and supply agreement (i & ii) were included in the supply agreement and payments made to Ceramatec to purchase the equipment and units specified in the agreement.

During the term of the License, the Company was obligated to purchase plasma oxidizer units from Ceramatec in order to maintain exclusivity under the license agreement. The Company’s minimum obligations under this purchase arrangement are $100,000 in 2008, $200,000 in 2009 and $600,000 for each remaining year of the agreement. If the minimum purchase requirement is not met for any year, the license grant of this agreement shall automatically convert from exclusive to nonexclusive for the remainder of the term of the agreement.

On September 30, 2009, this contract with Ceramatec was cancelled.  As of September 30, 2009, the Company had not made any purchases from Ceramatec against the minimum obligations for 2009, and the Company owed Ceramatec $111,457 with respect to purchased equipment during 2008 which is included in accounts payable and accrued liabilities.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 10 - EMPLOYEE STOCK PLAN

Effective March 26, 2008 the restricted shares issued pursuant to the Employee Stock Ownership Plan dated January 11, 2007 were cancelled in their entirety, except for 16,000 which were misplaced by the employee and are to be cancelled in a timely manner.  The Plan has since been rescinded.

In its place each employee signed an Employee Stock Option Plan dated March 26, 2008. The plan contained no provision for vesting and each employee could exercise their rights to purchase shares at the strike price of $0.25 on the plan date.  The unexercised options originally terminated at the end of five years or upon the employee being terminated from the Company, whichever was earlier.  During 2009, this plan was cancelled and all options issued pursuant to it were cancelled in their entirety.  No plan was adopted in its place.  In conjunction with this cancellation, the Company followed the provisions of ASC 718-35-9 and recorded the remaining $354,750 of unamortized expense associated with these options, which was recorded as part of General & Administrative Expense.

On March 29, 2009 stock options totaling 4,650,000 of its $0.001 par value common stock to key employees, consultants and officers and directors in a non-qualified stock option plan with a conversion period of 10 years, at a conversion price of $0.01 for past fully completed services.  Using the Black-Scholes method of valuing the options detailed above, the options were valued using the following assumptions:

FYE 2009
Expected volatility	679.24%
Expected dividends	0.00
Expected term (in years)	10.00
Risk-free rate	3.21%

These values used in the Black-Scholes model yield a total compensation expense of $46,500 which was recognized immediately and is recorded as part of General & Administrative expense.  A summary of the status of the Company’s non-vested stock options as of December 31, 2009 is presented below.

		Wtd. Avg.
		Grant Date
Non-Vested Options	Options	Fair Value
Non-vested January 1, 2009	-	$0.00
Granted	46,500,000	0.01
Vested	46,500,000	0.01
Forfeited	-	0.00
Non-vested December 31, 2009	-	$0.00

NOTE 11 – INCOME TAXES

No provision has been made in the financial statements for income taxes because the Company has accumulated losses from operations since inception.  Any deferred tax benefit arising from the operating loss carried forward is offset entirely by a valuation allowance since it is currently not likely that the Company will be significantly profitable in the near future to take advantage of the losses.  The provision for income taxes consists of the following:

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008

NOTE 11 – INCOME TAXES (CONTINUED)

	Years Ended December 31,
	2009	2008
Current taxes	$(952,647)	$(79,915)
Stock compensation expense	156,488	(4,147)
Accrued salaries	78,000
Impairment of intangible assets	47,284	-
Impairment of tax assets	66,612	-
Valuation allowance	604,263	84,062
Total provision for income taxes	$-	$-

The income tax provision differs from the amount of income tax determined by applying the U.S. federal and state income tax rates of 39% to pretax income from continuing operations for the years ended December 31, 2009 and 2008 due to the following:

	Years Ended December 31,
	2009	2008

Loss carryforwards (expire through 2029)	$1,157,086	$204,439
Stock compensation expense	(203,635)	(47,499)
Accrued salaries	(78,000)
Impairment of intangible assets	(47,284)	-
Impairment of tax assets	(66,612)	-
Total Gross Deferred Tax Asset	761,555	156,940
Valuation allowance	(761,555)	(156,940)
Net Deferred Tax Assets	-	-
Deferred Tax Liabilities	-	-
Net Deferred Taxes	$-	$-

At December 31, 2009, the Company had net operating loss carry forwards of approximately $2,151,801 that may be offset against future taxable income through 2030.  The Company adopted the provisions of ASC 740 at the beginning of fiscal year 2008. As a result of this adoption, the Company has not made any adjustments to deferred tax assets or liabilities. The Company did not identify any material uncertain tax positions on returns that have been filed or that will be filed. The Company has not had operations resulting in net income and is carrying a large Net Operating Loss as disclosed above.  Since it is not thought that this Net Operating Loss will ever produce a tax benefit, even if examined by taxing authorities and disallowed entirely, there would be no effect on the financial statements.

NOTE 12 - SUBSEQUENT EVENTS

On July 29, 2010, the Company entered into an Exchange Agreement with Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, pursuant to which the Company agreed to acquire from Bill Herndon all of the membership interest in Jett Rink in exchange for approximately 10,000,000 shares of the Company’s Common Stock.  Jett Rink is involved in the business relating to the exploration, development and production of oil and gas in the United States.

UTeC, INC.
(A Development Stage Company)
Notes to Consolidated Financial Statements
December 31, 2009 and 2008
NOTE 12 - SUBSEQUENT EVENTS (CONTINUED)

On August 20, 2010, UTeC, Inc. entered into a Plan of Merger merging Tiger Oil and Energy, Inc. into UTeC, Inc..  Tiger Oil and Energy, Inc., a Nevada corporation (“Tiger Oil and Energy”), was a wholly owned subsidiary of UTeC, Inc., a Nevada corporation (“UTeC”).    UTeC was the corporation surviving the Merger and changed its name to “Tiger Oil and Energy, Inc.”   The Merger was effective on September 7, 2010, after filing articles of merger providing for the Merger with the Nevada Secretary of State.

On September 28, 2010, Tiger Oil and Energy, Inc. (formerly UTeC) closed its Exchange Agreement with Jet Rink Oil, LLC, making Jet Rink Oil a wholly owned subsidiary of Tiger Oil and Energy.    The officers of Tiger immediately prior to the Effective Time are the officers of Tiger as of and after the Effective Time, and each of them shall hold office until their respective successor is elected and qualified, or until their earlier resignation or removal.   The directors of Tiger immediately prior to the Effective Time are the directors of Tiger as of and after the Effective Time, and each of them shall hold office until their respective successor is elected and qualified, or until their earlier resignation or removal.  At the Effective Time, all of the outstanding shares of common stock, par value $0.001 per share, of Tiger Oil and Energy held by UTeC, which represent all of the issued and outstanding securities of Tiger Oil and Energy, were cancelled.  No shares of UTeC are to be issued.

At the closing of the Exchange Agreement, Jett Rink became a wholly-owned subsidiary of the Company and the Company acquired the business and operations of Jett Rink.

b)	Unaudited financial statement to September 30, 2010 and December 31, 2009.

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)

Consolidated Financial Statements

September 30, 2010 and December 31, 2009

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Balance Sheets

ASSETS

	September 30,	December 31,
	2010	2009
	(Unaudited)
CURRENT ASSETS

Cash and cash equivalents	$378	$9,453

Total Current Assets	378	9,453

PROPERTY, PLANT AND EQUIPMENT, NET	328,013	328,427

TOTAL ASSETS	$328,391	$337,880

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES

Accounts payable and accrued expenses	$122,445	$350,716
Accrued salary	-	200,000
Accounts payable to related parties	99,666	80,535
Loan payable	15,240	240
Derivative liability	8,898	-

Total Current Liabilities	246,249	631,491

TOTAL LIABILITIES	246,249	631,491

STOCKHOLDERS' EQUITY (DEFICIT)

Preferred stock - 1,000,000 authorized, $0.001 par value;
42,013 and 42,013 issued and outstanding, respectively	42	42
Common stock - 74,000,000 authorized, $0.001 par value;
34,118,159 and 34,118,159 issued and outstanding, respectively	34,118	34,118
Additional paid-in capital	3,137,547	2,639,115
Deficit accumulated incurred prior to the development stage	(524,202)	(524,202)
Deficit accumulated during the development stage	(2,565,363)	(2,442,684)

Total Stockholders' Equity (Deficit)	82,142	(293,611)

TOTAL LIABILITIES AND STOCKHOLDERS'
EQUITY (DEFICIT)	$328,391	$337,880

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Balance Sheets

					From Inception
					on April 30, 2009
	For the Three Months Ended		For the Nine Months Ended		through
	September 30,		September 30,		September 30,
	2010	2009	2010	2009	2010
REVENUES	$-	$-	$-	$-	$-
COST OF SALES	-	-	-	-	-
GROSS MARGIN	-	-	-	-	-

OPERATING EXPENSES
Impairment of intangible assets	-	60,343	-	60,343	121,242
Salaries and wages	-	-	83,333	100,000	350,000
General and administrative	14,055	76,053	30,314	85,879	493,197
Total Operating Expenses	14,055	136,396	113,647	246,222	964,439

LOSS FROM OPERATIONS	(14,055)	(136,396)	(113,647)	(246,222)	(964,439)

OTHER EXPENSE
Interest expense	(25)	-	(134)	-	(134)
Loss on derivative liability	(8,898)	-	(8,898)	-	(8,898)
Total Other Expense	(8,923)	-	(9,032)	-	(9,032)

LOSS BEFORE TAXES	(22,978)	(136,396)	(122,679)	(246,222)	(973,471)
Provision for income taxes	-	-	-	(170,800)	(170,800)
NET LOSS FROM CONTINUING OPERATIONS	(22,978)	(136,396)	(122,679)	(417,022)	(1,144,271)

Net income (loss) from discontinued operations	-	-	-	225,698	309,650
Loss on disposal of discontinued operations	-	-	-	(1,730,742)	(1,730,742)

Loss from discontinued operations, net of income taxes	-	-	-	(1,505,044)	(1,421,092)

NET LOSS	$(22,978)	$(136,396)	$(122,679)	$(1,922,066)	$(2,565,363)

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Statements of Operations
(Unaudited)

					From Inception
					on April 30, 2009
	For the Three Months Ended		For the Nine Months Ended		through
	September 30,		September 30,		September 30,
	2010	2009	2010	2009	2010

NET LOSS	$(22,978)	$(136,396)	$(122,679)	$(1,922,066)	$(2,565,363)

BASIC LOSS PER SHARE
FROM CONTINUING OPERATIONS	$(0.00)	$(0.00)	$(0.00)	$(0.01)
BASIC LOSS PER SHARE
FROM DISCONTINUED OPERATIONS	-	-	-	(0.04)

TOTAL BASIC LOSS PER SHARE	$(0.00)	$(0.00)	$(0.00)	$(0.05)

WEIGHTED AVERAGE NUMBER
OF SHARES OUTSTANDING	34,118,159	29,468,159	34,118,159	36,968,159

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

						Deficit
					Additional	Accumulated
	Preferred Stock		Common Stock		Paid-In	During the
	Shares	Amount	Shares	Amount	Capital	Development Stage	Total
Balance, December 31, 2006	22,013	$22	25,917,159	$25,917	$-	$(33,951)	$(8,012)

Common stock issued for acquisition
at $0.08 per share	-	-	22,500,000	22,500	1,879,439	-	1,901,939

Common shares issued for finders
fee at $0.001 per share	-	-	2,525,000	2,525	-	-	2,525

Preferred shares issued for acquisition
at $0.001 per share	20,000	20	-	-	-	-	20

Common stock issued pursuant to employment
stock grants at $0.06 per share	-	-	1,914,000	1,914	105,487	-	107,401

Common shares issued for intangible assets
at $0.08 per share	-	-	850,000	850	70,750	-	71,600

Common shares issued for services
at $0.45 per share	-	-	50,000	50	22,450	-	22,500

Capital contribution by shareholder	-	-	-	-	38,250	-	38,250

Net loss for the year ended
December 31, 2007	-	-	-	-	-	(285,341)	(285,341)

Balance, December 31, 2007	42,013	$42	53,756,159	$53,756	$2,116,376	$(319,292)	$1,850,882

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Statements of Stockholders' Equity (Deficit)

						Deficit
					Additional	Accumulated
	Preferred Stock		Common Stock		Paid-In	During the
	Shares	Amount	Shares	Amount	Capital	Development Stage	Total
Balance, December 31, 2007	42,013	$42	53,756,159	$53,756	$2,116,376	$(319,292)	$1,850,882
Cancelled share issued pursuant to
employee stock grants	-	-	(1,898,000)	(1,898)	(105,485)	-	(107,383)
Common stock issued for cash
at $0.38 per share	-	-	110,000	110	41,874	-	41,984
Option expense pursuant to employee
option plan	-	-	-	-	96,750	-	96,750
Net loss for the year ended
December 31, 2008	-	-	-	-	-	(204,910)	(204,910)
Balance, December 31, 2008	42,013	42	51,968,159	51,968	2,149,515	(524,202)	1,677,323

Option expense pursuant to employee
option plan	-	-	-	-	401,250	-	401,250
Operational segment sold in exchange
for common stock	-	-	(22,500,000)	(22,500)	22,500	-	-
Common stock issued for purchase
of subsidiary at $0.01 per share	-	-	4,050,000	4,050	36,450	-	40,500
Common stock issued for cash
at $0.05 per share	-	-	600,000	600	29,400	-	30,000

Net loss for the year ended
December 31, 2009	-	-	-	-	-	(2,442,684)	(2,442,684)
Balance, December 31, 2009	42,013	42	34,118,159	34,118	2,639,115	(2,966,886)	(293,611)
Contributed capital (unaudited)	-	-	-	-	498,432	-	498,432
Net loss for the nine months ended
September 30, 2010 (unaudited)	-	-	-	-	-	(122,679)	(122,679)
Balance, September 30, 2010 (unaudited)	42,013	$42	34,118,159	$34,118	$3,137,547	$(3,089,565)	$82,142

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Consolidated Statements of Cash Flows

			From Inception
			on April 30 2009
	For the Nine Months Ended		through
	September 30,		September 30,
	2010	2009	2010
OPERATING ACTIVITIES
Net loss	$(122,679)	$(1,922,066)	$(2,565,363)
Adjustments to Reconcile Net Loss to Net
Cash Used by Operating Activities:
Depreciation	414	-	726
Amortization of intangibles	-	11,407	2,803
Employee option grants issued	-	66,200	46,500
Cancellation of employee stock option shares	-	-	354,750
Impairment of intangible assets	-	60,343	121,242
Change in derivative liability	8,898	-	8,898
Deferred tax asset	-	-	170,800
Changes in operating assets and liabilities:
Accounts payable to related party payables	19,131	20,360	299,666
Accounts payable and accrued liabilities	70,161	140,000	53,796
Net Cash Used in Continuing Operating Activities	(24,075)	(1,623,756)	(1,506,182)
Net Cash Used in Discontinued Operating Activities	-	1,623,756	1,678,016
Net Cash Used in Operating Activities	(24,075)	-	171,834

INVESTING ACTIVITIES
Purchase of property and equipment	-	-	(216,556)
Net Cash Used in Continuing Investing Activities	-	-	(216,556)
Net Cash Used in Discontinued Investing Activities	-	-	-
Net Cash Used in Investing Activities	-	-	(216,556)

FINANCING ACTIVITIES
Proceeds from note payable	15,000		15,000
Proceeds from common stock	-	-	30,000
Net Cash Provided by Continuing Financing Activities	15,000	-	45,000
Net Cash Used in Discontinued Financing Activities	-	-	-
Net Cash Used in Financing Activities	15,000	-	45,000

NET INCREASE (DECREASE) IN CASH	(9,075)	-	278
CASH AT BEGINNING OF PERIOD	9,453	-	100
CASH AT END OF PERIOD	$378	$-	$378
SUPPLEMENTAL DISCLOSURES OF
CASH FLOW INFORMATION
CASH PAID FOR:
Income taxes paid	$-	$-	$-
Interest paid	-	-	-
NON CASH FINANCING ACTIVITIES:
Common stock issued for purchase of subsidiary	$-	$-	$40,500
Common stock cancelled	-	-	20,500
Contributed capital from forgiveness of debt of a related party	498,432	-	498,432

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying financial statements have been prepared by the Company without audit.  In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations, and cash flows at September 30, 2010, and for all periods presented herein, have been made.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted.  It is suggested that these condensed financial statements be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 2009 audited financial statements.  The results of operations for the period ended September 30, 2010 is not necessarily indicative of the operating results for the full year.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles in the United States of America applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not yet established an ongoing source of revenues sufficient to cover its operating costs and allow it to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company obtaining adequate capital to fund operating losses until it becomes profitable. If the Company is unable to obtain adequate capital, it could be forced to cease operations.

In order to continue as a going concern, the Company will need, among other things, additional capital resources. Management's plan is to obtain such resources for the Company by obtaining capital from management and significant shareholders sufficient to meet its minimal operating expenses and seeking equity and/or debt financing. However management cannot provide any assurances that the Company will be successful in accomplishing any of its plans.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish the plans described in the preceding paragraph and eventually secure other sources of financing and attain profitable operations. The accompanying financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 3 – SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements
Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

TIGER OIL AND ENERGY, INC.
(Formerly UTEC, Inc.)
(A Development Stage Company)
Notes to the Consolidated Financial Statements

NOTE 4 – RELATED PARTY TRANSACTIONS

Through September 30, 2010, the Company has borrowed $99,366 from a related party to fund continuing operations.  This note bears no interest, is due on demand and in uncollateralized.

On June 1, 2009 the Company entered into an employment agreement with its CEO.  Under the agreement, the Company has agreed to pay $200,000 per year and a bonus of up to 50% of the annual pretax earnings before depreciation and amortization, subject to a maximum of $100,000.  As of May 21, 2010 and December 31, 2009, the Company has accrued $283,333, and $200,000 of salary in conjunction with this agreement. On May 21, 2010 the Company’s CEO resigned and forgave all accrued salary due to him, resulting in a gain on forgiveness of debt in the amount of $283,333.  On the same date, another related party forgave $215,099 in outstanding debts, resulting in a total contribution to capital in the amount of $498,432.

On May 21, 2010 the Company accepted the resignations of Fortunato Villamagna and David Taylor. On the same date, David Taylor forgave all debts owed by the Company to Mr. Taylor both personally and on behalf of Energetic Systems LLC.  On the same date, Fortunato Villamagna forgave all debts owed by the Company to Dr. Villamagna.  Both Mr. Taylor and Dr. Villamagna agreed to hold the Company harmless.

NOTE 5 – NOTES PAYABLE

On September 20, 2010 the Company borrowed a total of $15,000 from an unrelated third-party entity. The note bears interest at a rate of 6.0% per annum and is convertible at the option of the lender into common shares of the Company at the average bid quote for a period of five days prior to conversion.  The note has no formal payment terms or due date, other than being due one demand.  Due to the unknown quantity of shares to be issued pursuant to the future conversion of the note, the Company recorded a derivative liability in the amount of $8,898 relating to the conversion feature of the note, and a related loss on derivative liability in the same amount.

NOTE 6 – SUBSEQUENT EVENT

On October 29, 2010, the Company, entered into an Exchange Agreement (the “Exchange Agreement”) with Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, pursuant to which the Company agreed to acquire from Bill Herndon all of the membership interest in Jett Rink in exchange for 10,000,000 shares of the Company’s Common Stock.  Jett Rink is involved in the business relating to the exploration, development and production of oil and gas in the United States. At the closing of the Exchange Agreement, Jett Rink became a wholly-owned subsidiary of the Company and the Company acquired the business and operations of Jett Rink.

In accordance with ASC 855-10, Company management reviewed all material events through the date of this report and there are no material subsequent events to report, other than that described in the preceding paragraph.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the expenses expected to be incurred in connection with the issuance and distribution of the securities being registered (also included in the Use of Proceeds table).

SEC Registration	$60
Legal Fees and Expenses*	10,000
Accounting Fees*	10,000
Miscellaneous*	200
Total	$20,260
* Estimated

The Issuer will pay all fees and expenses associated with this offering with the Selling Shareholders paying none of the expenses.

Item 14. Indemnification of Directors and Officers

Our bylaws contain provisions which require that the company indemnify its officers, directors, employees and agents, in substantially the same language as Section 78.7502 of the Nevada Revised Statutes. Article 12 of the Company’s Articles of Incorporation provides for the Company’s ability to indemnify it’s officers, directors, employees and agents, subject to the limitations provided in Nevada Revised Statutes 78.7502, for expenses actually and reasonably incurred. No indemnification shall be made if the proposed party has been adjudged to be liable to the company or where the matter was settled without court approval. Indemnification must be made upon a determination by a majority of the uninterested Board, and if not available, by the shareholders or by a court of competent jurisdiction.

Item 15. Recent Sales of Unregistered Securities

On October 29, 2010, UTEC, Inc., a Nevada corporation (the “Company”), entered into an Exchange Agreement (the “Exchange Agreement”) with Jett Rink Oil, LLC, a Kansas limited liability company (“Jett Rink”) and Bill Herndon, the sole member of Jett Rink, pursuant to which the Company agreed to acquire from Bill Herndon all of the membership interest in Jett Rink in exchange for approximately 10,000,000 shares of the Company’s Common Stock.  Jett Rink is involved in the business relating to the exploration, development and production of oil and gas in the United States.

At the closing of the Exchange Agreement, Jett Rink became a wholly-owned subsidiary of the Company and the Company acquired the business and operations of Jett Rink.

Item 16. Exhibits

Exhibit Number	Exhibit Description

3.1	Articles of Incorporation of Tiger Oil and Energy, Inc. dated November 8, 1993*
3.2	Bylaws dated *
5.1	Opinion of Harold P. Gewerter, Esq.
14.1	Tiger Oil and Energy, Inc. Code of Ethics.*
23.1	Consent of Sadler, Gibb and Associates, LLC.
23.2	Consent of Harold P. Gewerter, Esq. (included in Exhibit 5.1 herein).
24.1	Power of Attorney (included on signature page)
99.0	Consent of Geologist Richard F. Mooney
* Previously filed in Form 10-12B filed March 31, 2008.

Item 17. Undertakings

The undersigned hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i) include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) include any additional or changed material information on the plan of distribution.

(2) that for determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) to file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4) that for determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser

(5) Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however,  that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to the directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a directors, officers or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, NV on  January 26, 2011 .

Tiger Oil and Energy, Inc.

By:   /s/ Ken Liebscher
Ken Liebscher
Chairman of the Board, CEO, President

By:     /s/ Howard Bouch
Howard Bouch, Treasurer, Secretary
CFO (Principal Financial and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated, on  January 26, 2011 .

Tiger Oil and Energy, Inc.

By:      /s/ Ken Liebscher
Ken Liebscher
Chairman of the Board, CEO, President

By:        /s/ Howard Bouch
Howard Bouch, Treasurer, Secretary
CFO (Principal Financial and Accounting Officer)

By: ______/s/ Bill Herndon___________
Bill Herndon, COO, Director

By:___/s/ Ryan Kerr
Ryan Kerr, Director

By:__/s/ Paul Liebman
Paul Liebman,, Director

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